Exhibit 10.2
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

OFFICE LEASE
This Office Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between "Landlord," as set forth in Section 2 of the Summary, and "Tenant," as set forth in Section 3 of the Summary, upon all of the terms, covenants, conditions and provisions of Articles 1 through 30 of this Lease which follow, all of which are incorporated herein.
SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1. Date:	August 25, 2021
2. Landlord:	DWF IV 1400-1500 SEAPORT BLVD, LLC, a Delaware limited liability company
3. Tenant:	C3.AI, INC., a Delaware corporation
4. Premises (Article 1):
4.1 Building:
That certain building located at 1400 Seaport Boulevard, Redwood City, California (the "Building"), which contains approximately 283,015 rentable square feet of space.
The Building consists of two (2) towers, commonly known as 1400A (the “1400A Tower”) and 1400B the 1400B Tower”), each tower containing a total of five (5) floors.

4.2 Project:	The office project of which the Building is a part, which currently contains approximately 1,673,253 rentable square feet of space.
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4.3 Premises:
Approximately 283,015 rentable square feet of space located in the Building, comprising all of the rentable square feet within the Building (the "Premises").
The Premises consists of seven (7) phases (each, a “Phase”), as follows:
Phase 1 ("Phase 1"):    Floor 4 of the 1400A Tower consisting of approximately [***] rentable square feet as well as the existing cafeteria on the 1st floor of the 1400A Tower. For purposes of this Lease, Phase 1 shall be deemed to contain [***] rentable square feet in the aggregate. For clarity, for purposes of this Lease, the 1st floor of the 1400A Tower is treated as not having any leasable area and the square footage thereof is included in the load factor applied to the remainder of the Building, provided that in any event, the 1st floor of the 1400A Tower shall be deemed to be part of the Premises (and in no event shall the 1st floor of the 1400A Tower be deemed to be part of the Common Areas).
Phase 2 ("Phase 2"):    Floors 2, 3 and 5 of the 1400A Tower, consisting of approximately [***] rentable square feet, as well as remainder of the entire 1st floor of the 1400A Tower not included in Phase 1. For purposes of this Lease, Phase 2 shall be deemed to contain [***] rentable square feet in the aggregate.
Phase 3 ("Phase 3"):    Floor 5 of the 1400B tower consisting of approximately [***] rentable square feet. For purposes of this Lease, Phase 3 shall be deemed to contain [***] rentable square feet in the aggregate.
Phase 4 ("Phase 4"):    Floor 4 of the 1400B Tower, consisting of approximately [***] rentable square feet. For purposes of this Lease, Phase 4 shall be deemed to contain [***] rentable square feet.
Phase 5 ("Phase 5"):    Floor 3 of the 1400B Tower, consisting of approximately [***] rentable square feet. For purposes of this Lease, Phase 5 shall be deemed to contain [***] rentable square feet.
Phase 6 (“Phase 6”):    Floor 2 of the 1400B Tower, consisting of approximately [***] rentable square feet. For purposes of this Lease, Phase 6 shall be deemed to contain [***] rentable square feet.
Phase 7 (“Phase 7”):    Floor 1 of the 1400B Tower, consisting of approximately [***] rentable square feet. For purposes of this Lease, Phase 7 shall be deemed to contain [***] rentable square feet.

5. Lease Term (Article 2):
5.1 Length of Term:	One hundred twenty-six (126) full calendar months after the Phase 1 Rent Commencement Date (as defined in Section 6.1 of the Summary below).
5.2 Lease Commencement Date:
Phase 1 Lease Commencement Date ("Phase 1 Lease Commencement Date"): January 1, 2022.
Phase 2 Lease Commencement Date ("Phase 2 Lease Commencement Date"): January 1, 2022.
Phase 3 Lease Commencement Date ("Phase 3 Lease Commencement Date"): August 1, 2022.
Phase 4 Lease Commencement Date ("Phase 4 Lease Commencement Date"): March 1, 2023.
Phase 5 Lease Commencement Date ("Phase 5 Lease Commencement Date"): June 1, 2023.
Phase 6 Lease Commencement Date ("Phase 6 Lease Commencement Date"): November 1, 2023.
Phase 7 Lease Commencement Date ("Phase 7 Lease Commencement Date"): June 1, 2024.
Each individually, a “Lease Commencement Date”. Each Lease Commencement Date is subject to change pursuant to Article 2 this Lease.

5.3 Lease Expiration Date:
The last day of the one hundred twenty-sixth (126th) full calendar month after the Phase 1 Rent Commencement Date, subject to extension pursuant to Section 2.5 of this Lease, unless sooner terminated pursuant to the terms of this Lease.

5.3.1 [Intentionally Omitted]
5.3.2 [Intentionally Omitted]
6. Base Rent (Article 3):	See Article 3
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6.1 Rent Commencement Date
With respect to each Phase, the date that is nine (9) months after the applicable Lease Commencement Date for each Phase (as applicable, the “Phase 1 Rent Commencement Date”, the “Phase 2 Rent Commencement Date”, the “Phase 3 Rent Commencement Date”, the “Phase 4 Rent Commencement Date”, the “Phase 5 Rent Commencement Date”, “Phase 6 Rent Commencement Date and the “Phase 7 Rent Commencement Date; and individually, a “Rent Commencement Date”).

6.2 Base Rent Abatement
Subject to the terms and conditions of this Lease, Landlord hereby agrees that Tenant shall be entitled to an abatement of Base Rent with respect to each Phase during the period of six (6) full calendar months following the applicable Rent Commencement Date for such Phase (each, a “Phase Abatement Period”). Landlord and Tenant acknowledge that Tenant's right to receive Base Rent abatement with respect to a Phase during the applicable Phase Abatement Period has been granted to Tenant as additional consideration for Tenant's agreement to enter into this Lease and comply with the terms and conditions otherwise required under this Lease. During any Phase Abatement Period, Tenant shall still be responsible to pay the Base Rent with respect to the other Phase(s) delivered to Tenant.

6.3 Base Rent Abatement; In General
Notwithstanding anything to the contrary contained in Section 6.2 above, if Tenant shall be in default hereunder, and shall fail to cure such default within the time, if any, provided for cure pursuant to this Lease, or if this Lease is terminated for any reason other than in connection with a Landlord default, casualty or condemnation then Tenant shall immediately become obligated to pay to Landlord the unamortized amount of all Base Rent previously abated hereunder during any portion of the Phase Abatement Periods (with such amortization as to any Phase Abatement Period being amortized over the period from the expiration of the applicable Phase Abatement Period until the Lease Expiration Date, together with interest at the Interest Rate (as such term is defined in Section 29.36)).

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7. Tenant's Share (of the Building) (Article 4):	Phase 1: [***]% Phase 2: [***]% Phase 3: [***]% Phase 4: [***]% Phase 5: [***]% Phase 6: [***]% Phase 7: [***]%
8. Permitted Use (Article 5):	General office use consistent with a comparable office building, provided that a portion of the 1st floor of the 1400A Tower may be used for a cafeteria for Tenant’s employees and invitees.
9. Letter of Credit (Article 21):	$[***] (the “L-C Amount”), subject to reduction pursuant to Article 21 below and Exhibit B attached hereto.
10. Address of Tenant (Section 29.18):
C3.AI, Inc.
1300 Seaport Boulevard Suite 500
Redwood City, CA 94063
Attention: Chief Executive Officer
With a copy sent to:
C3.AI, Inc.
1300 Seaport Boulevard Suite 500
Redwood City, CA 94063
Attention: General Counsel

11. Address of Landlord (Section 29.18):
c/o Google LLC
1600 Amphitheatre Parkway
Mountain View, California 94043
Attention: Lease Administration
and
c/o Google LLC
1600 Amphitheatre Parkway
Mountain View, California 94043
Attention: Legal Department / RE Matters
With a copy sent to:
c/o CBRE, Inc.
1800 Seaport Boulevard, 4th Floor
Redwood City, California 94063
Attention: Jessica McNichol

12. Broker(s) (Section 29.24):	CBRE, Inc. 225 W. Santa Clara Street, 12th Floor San Jose, California 95113 Attention: Advisory & Transaction Services

13. Tenant Improvement Allowance (Article 8):
Phase 1:    $[***]
Phase 2:    $[***]
Phase 3:    $[***]
Phase 4:    $[***]
Phase 5: $[***]
Phase 6: $[***]
Phase 7: $[***]
The Tenant Improvement Allowance for each Phase is calculated at the rate of $[***] per rentable square foot per Phase.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD: DWF IV 1400-1500 SEAPORT BLVD, LLC, a Delaware limited liability company By: /s/ David Radcliffe Name: David Radcliffe Title: Vice President, Real Estate
TENANT:
C3.AI, INC.,
a Delaware corporation

By: /s/ Thomas M. Siebel
Name: Thomas M. Siebel
Title: Chief Executive Officer and Chairman

By: /s/ Brady D. Mickelsen
Name: Brady D. Mickelsen
Title: Senior Vice President and General Counsel

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS
1.1Premises, Building, Project and Common Areas.
1.1.1The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. Tenant shall accept the Premises and the Building in their "as-is" condition, and except as specifically set forth in Section 8.6 below, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair. Notwithstanding the foregoing, on the date of delivery of each Phase constituting the Premises, Landlord shall deliver such Phase (“Delivery Condition”) vacant, free and clear of any tenants, subtenants or other occupants, including, without limitation, the Existing Tenant and Existing Subtenant (as such terms are defined in Section 2.2 below).
1.1.2The Building and The Project. The Premises are a part of the Building. The Building is part of the Project. The "Project" means (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, above ground parking facilities and other improvements) upon which the Building and the Common Areas are located, and (iii) at Landlord's discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project.
1.1.3Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the "Common Areas"). The Common Areas include, without limitation, an athletic facility to be available for use by Tenant's employees (the "Athletic Facility"), as well as baseball and soccer fields, a water front park, and a perimeter walking/biking trial, and such further portions of the Project or additional or different facilities as Landlord may from time to time designate or install or make available for the use by Tenant in common with others. The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord (provided that Landlord shall maintain the Common Areas in at least as good a condition as exists as of the date of this Lease) and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time; provided that rules, regulations and restrictions first affecting the Project after the date of this Lease shall not materially adversely affect Tenant’s possession, use or enjoyment of the Premises for the Permitted Use or materially adversely affect Tenant’s parking rights under this Lease. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that Landlord shall use commercially reasonable efforts to minimize any interference to the conduct of Tenant's business and Tenant’s parking rights under this Lease (subject to Article 28 below).
1.2Verification of Rentable Square Feet of Premises and Building. For purposes of this Lease, the "rentable square feet" of the Premises shall be deemed as set forth in Section 4.3 of the Summary and the rentable square feet of the Building shall be deemed as set forth in Section 4.1 of the Summary, and Landlord and Tenant hereby acknowledge and agree that the same shall not be subject to re-measurement or modification.
1.3Athletic Facility Memberships. During the Lease Term, Tenant and its employees shall have access to a number of memberships calculated by multiplying a fraction, the numerator of which is the total rentable square footage of all Phases delivered to Tenant at such time, and the denominator of which is the total rentable square footage within the Project (provided that in no event shall such denominator be greater than [***] for purposes of this calculation), by [***], which memberships shall entitle such members to the use of the Athletic Facility and all of the amenities thereof at no additional cost; provided, however, that Tenant acknowledges that the cost of operating and maintaining the Athletic Facility will be included in Operating Expenses. Without the consent of Landlord, Tenant may transfer memberships between itself and any of the Permitted Subtenants (as such term is defined in Section 14.9) to the extent and for so long as such Permitted Subtenant subleases space within the Premises.

ARTICLE 2

LEASE TERM
2.1Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The "Lease Term" shall commence on the Phase 1 Lease Commencement Date and shall terminate on the Lease Expiration Date, unless this Lease is sooner terminated as hereinafter provided. Following the Lease Commencement Date for each Phase, upon request of Landlord, Tenant shall execute a commercially reasonable notice confirming the Lease Commencement Date and the Rent Commencement Date for such Phase, the cumulative Base Rent applicable to such Phase and all prior Phases that have been delivered to Tenant, and the Phase Abatement Period applicable to such Phase, the Lease Expiration Date, and any other matters reasonably requested by Landlord.
2.2Existing Tenant and Subtenants. Tenant acknowledges that the Premises is currently the subject of an existing lease (the “Existing Lease”) with an existing tenant (the “Existing Tenant”), and that the Existing Tenant has entered into multiple subleases for portions of the Premises (collectively, the “Existing Subleases”, and the subtenants thereunder, the “Existing Subtenants”). The Existing Lease and the Existing Subleases are scheduled to expire on or before December 31, 2021. Landlord shall use commercially reasonable efforts to cause the Existing Tenant and the Existing Subtenants to vacate and surrender the Premises to Landlord on or before December 31, 2021, subject to the terms and conditions of this Section 2.2 and Section 2.3 and Section 2.4 below. If Landlord is delayed in delivering possession of the Premises to Tenant due to the holding over of the Existing Tenant or any Existing Subtenants or for any other reason beyond Landlord's reasonable control, then Landlord shall not be subject to any liability whatsoever to Tenant for such delay, and such failure shall not affect the validity of this Lease or the obligations of Tenant hereunder. Notwithstanding the foregoing, if the Existing Tenant and Existing Subtenant(s) affecting a Phase have not vacated and surrendered such Phase to Landlord on or before the applicable Lease Commencement Date for such Phase, then the Lease Commencement Date for such Phase shall be extended until the date that Landlord delivers such Phase to Tenant free and clear of the Existing Tenant and Existing Subtenant(s).
2.3Delivery of Phase 1. Notwithstanding the Existing Lease and Existing Sublease(s) affecting Phase 1, Phase 1 is currently vacant, and Tenant desires to occupy Phase 1 as soon as possible after the date of this Lease. Landlord shall use commercially reasonable efforts to terminate the Existing Lease and Existing Sublease(s) affecting Phase 1 as soon as possible after the date of this Lease; provided, however, that Landlord shall have no obligation to incur any expenses in connection with the foregoing and Landlord shall have no obligation to commence or prosecute any unlawful detainer actions against the Existing Tenant and the Existing Subtenants, except as expressly set forth in this Section 2.3. If Landlord delivers Phase 1 to Tenant prior to January 1, 2022 free and clear of the Existing Tenant and Existing Subtenant(s) pursuant the foregoing, then the Phase 1 Lease Commencement Date shall be accelerated to be the date of such delivery.
In the event that the Phase 1 Lease Commencement Date has not occurred on or before June 30, 2022 (as such date shall be extended to the extent of any delays caused by Tenant or any of its agents, employees, contractors or invitees, or any delays caused by Force Majeure (provided that for purposes of this clause, the failure of the Existing Tenant or the Existing Subtenants to vacate and surrender Phase 1 shall not be deemed to be a Force Majeure), the "Outside Phase 1 Delivery Date"), then as Tenant's sole and exclusive remedy therefor, Tenant shall have the right to terminate this Lease by delivering written notice to Landlord on or before the date that is thirty (30) days after the Outside Phase 1 Delivery Date (and such termination shall be effective as of the date that is thirty (30) days after Landlord's receipt of such notice) (the “Tenant Termination Right”); provided, however, that if Landlord delivers Phase 1 to Tenant free and clear of the Existing Tenant and the Existing Subtenants prior to the effective date of such termination, Tenant's election to terminate shall be deemed void and this Lease shall remain in full force and effect.
In the event that Landlord determines, in its commercially reasonable discretion, that it will be necessary to commence and prosecute any unlawful detainer actions against the Existing Tenant and the Existing Subtenants in order to achieve the Delivery Condition for Phase 1 (the “Unlawful Detainer Actions”), then Landlord shall provide written notice thereof to Tenant (the “Unlawful Detainer Intent Notice”). Tenant shall have a period of five (5) business days thereafter to elect to waive the Tenant Termination Right, and if Tenant fails to deliver such notice within such five (5) business day period, then Tenant shall be deemed to have waived the Tenant Termination Right. If Tenant elects (or is deemed to have elected) to waive the Tenant Termination Right, then Landlord shall commence and diligently prosecute to completion such the Unlawful Detainer Actions, and Tenant shall have no right to exercise the Tenant Termination Right. If Tenant elects not to waive the Tenant Termination Right, then Landlord shall have no obligation to commence or prosecute any Unlawful Detainer Actions.
The provisions of this Section shall apply to the delivery of Phase 1 only, and to no other Phases.

2.4Trigger for Phase Lease Commencement Date. If Tenant subleases all or a portion of a Phase to a subtenant prior to the applicable Lease Commencement Date for such Phase (including, without limitation, to any Permitted Subtenant pursuant to Section 14.9 below), then notwithstanding anything in this Lease to the contrary, the Lease Commencement Date for the entire Phase affected by such sublease (even if such sublease is only for a portion of such Phase) shall be deemed to commence upon the date the applicable sublease premises is delivered to such subtenant by Tenant pursuant to such sublease (provided any period of early entry afforded to such subtenant shall not be deemed to advance the commencement date thereunder). Further, if Tenant subleases all or a portion of a Phase to a subtenant prior to the expiration of the applicable Phase Abatement Period for such Phase (including, without limitation, to any Permitted Subtenant pursuant to Section 14.9 below), then for purposes of calculating the Transfer Premium (as defined in Section 14.3 below), during the period from the date such subtenant commences to pay rent until the expiration of the applicable Phase Abatement Period for such Phase, Base Rent for such Phase shall be deemed to be equal to the initial Base Rent applicable to such Phase (notwithstanding that such Base Rent is not yet due and payable under this Lease).
2.5Option Term.
2.5.1Option Right. Landlord hereby grants the Tenant named in this Lease (the "Original Tenant"), one (1) option to extend the Lease Term for a period of five (5) years (the "Option Term"), which option shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in default under this Lease beyond the applicable notice and cure period provided in this Lease and Tenant has not previously been in default beyond the applicable notice and cure period provided in this Lease more than once. Upon the proper exercise of such option to extend, and provided that, at Landlord's option, as of the date immediately preceding the Option Term, Tenant is not in default under this Lease beyond the applicable notice and cure period provided in this Lease and Tenant has not previously been in default beyond the applicable notice and cure period provided in this Lease more than once, the Lease Term, as it applies to the Premises, shall be extended for the Option Term (except that Tenant shall have no further right to extend the Lease Term). The rights contained in this Section 2.5 shall be personal to the Original Tenant and may only be exercised by the Original Tenant or any Permitted Assignee (as defined in Section 14.8 below) (but not any other assignee, sublessee or other transferee of Tenant's interest in this Lease) if the Original Tenant and/or Permitted Subtenants collectively occupy at least seventy-five percent (75%) of the entire Premises.
2.5.2Option Rent. The rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the fair market rent (including additional rent and considering any "base year" or "expense stop" applicable thereto), including all escalations, at which renewal tenants, as of the commencement of the Option Term, are leasing non-sublease, non-encumbered, non-equity space comparable in size, location and quality to the Premises for a term equal to such Option Term, which comparable space is located in first-class office buildings of comparable age and quality in the Project or the vicinity of the Project ("Comparable Transactions"), taking into consideration only the following concessions: (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, and (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises, such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant based upon the fact that the precise tenant improvements existing in the Premises are specifically suitable to Tenant. [***] The Option Rent shall additionally include a commercially reasonable determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a security deposit, letter of credit or guaranty, for Tenant's Rent obligations during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants).
2.5.3Exercise of Option. The option contained in this Section 2.5 shall be exercised by Tenant, if at all, and only in the following manner: (i) Tenant shall deliver written notice to Landlord not more than seventeen (17) months nor less than fifteen (15) months prior to the expiration of the initial Lease Term, irrevocably exercising its option for the entire Premises then being leased by Tenant; and (ii) Landlord, after receipt of Tenant's notice, shall deliver notice (the "Option Rent Notice") to Tenant not less than thirteen (13) months prior to the expiration of the initial Lease Term, setting forth the Option Rent; provided that, within fifteen (15) business days after the date of the Option Rent Notice, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.5.4 below.
2.5.4Determination of Option Rent. In the event Tenant timely and appropriately objects to the Option Rent, Landlord and Tenant shall attempt to agree upon the Option Rent using reasonable, good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant's timely and appropriate objection to the Option Rent (the "Outside Agreement Date"), then each party shall make a separate determination of the Option Rent within ten (10) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.5.4.1 through 2.5.4.7 below.
2.5.4.1Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the appraisal of commercial properties in the city in which the Premises is located, provided the arbitrator selected by Landlord shall not have worked for or provided arbitration or appraisal services to Landlord or any affiliates of Landlord during the prior three (3) year period and the arbitrator selected by Tenant shall not have worked for or provided arbitration or appraisal services to Tenant or affiliates of Tenant during the prior three (3) year period. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account only the requirements of Section 2.5 of this Lease (i.e., the arbitrators may only select Landlord's or Tenant's determination and shall not be entitled to make a compromise determination). Each such arbitrator shall be appointed within fifteen (15) business days after the Outside Agreement Date.
2.5.4.2The two (2) arbitrators so appointed shall within ten (10) business days of the appointment of the last appointed arbitrator agree upon and appoint a third (3rd) arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.
2.5.4.3The three (3) arbitrators shall within thirty (30) days of the appointment of the third (3rd) arbitrator reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Option Rent, and shall notify Landlord and Tenant thereof.
2.5.4.4The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.
2.5.4.5If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) business days after the Outside Agreement Date, then the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.
2.5.4.6If the two (2) arbitrators fail to agree upon and appoint a third (3rd) arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third (3rd) or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instructions set forth in this Section 2.2.5.
2.5.4.7The cost of arbitration shall be split evenly between the parties.
ARTICLE 3

BASE RENT
Commencing as of the applicable Rent Commencement Date, Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent or, at Landlord's option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") for the applicable Phase as calculated as set forth below, payable in equal monthly installments in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. If any Rent payment date (including any Rent Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.
The Base Rent shall be calculated as follows:

Period	Monthly Base Rent per Rentable Square Foot of all Phases delivered to Tenant (subject to the occurrence of the applicable Rent Commencement Date)
Phase 1 Rent Commencement Date-9/30/2023	$[***]
10/1/2023-09/30/2024	$[***]
10/1/2024-09/30/2025	$[***]
10/1/2025-09/30/2026	$[***]
10/1/2026-09/30/2027	$[***]
10/1/2027-09/30/2028	$[***]
10/1/2028-09/30/2029	$[***]
10/1/2029-09/30/2030	$[***]
10/1/2030-09/30/2031	$[***]
10/1/2031-09/30/2032	$[***]
10/1/2032-Lease Expiration Date	$[***]
The Base Rent shall be calculated based on the cumulative rentable square feet within the Phase(s) delivered to Tenant (subject to the occurrence of the applicable Rent Commencement Date), provided that the Base Rent with respect to any Phase shall be abated subject to the terms and conditions of Sections 6.2 and 6.3 of the Summary.
ARTICLE 4

ADDITIONAL RENT
4.1General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 4.2.1 and 4.2.2 of this Lease, respectively. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the "Additional Rent," and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term. In addition to Tenant’s Share of Direct Expenses, Tenant shall pay to Landlord, as Additional Rent, at the same time and in the same manner as Tenant’s Share of Direct Expenses, a management fee (whether provided by an independent management company, by Landlord or by any affiliate of Landlord) (the “Management Fee”), provided that for each Expense Year, the Management Fee shall not exceed [***] of the Base Rent for the applicable Expense Year.
4.2Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.2.1"Tenant's Share" shall mean the applicable cumulative amount for all Phase(s) delivered to Tenant set forth in Section 7 of the Summary.

4.2.2"Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."
4.2.3"Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.
4.2.4"Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, renovation, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, replacing, maintaining, renovating and restoring the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord, including, without limitation, any commercially reasonable deductibles or self-insured retentions related thereto; provided, however, that in the event that the Project is damaged by an earthquake, if Landlord maintains earthquake insurance (or self-insures such risk) and the deductible or self-insured retention payable by Landlord as a result thereof exceeds $250,000.00, then the total amount of such deductible or self-insured retention shall be amortized with interest at the Interest Rate over the period as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the costs incurred in connection with the parking areas servicing the Project, as well as costs incurred in connection with the provision of any shuttle service serving the Project for the purpose of facilitating access to public transportation (provided that Tenant has access to such shuttle service); (vi) fees and other costs, including incentive fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance, replacement, renovation, repair and restoration of the Project (but excluding legal expenses related to the collection of Rent or to the sale, leasing or financing of the Project, and excluding any management fees, except for the Management Fee, which is payable pursuant to Section 4.1 above); (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) subject to item (f) below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) the costs in connection with any "Underlying Documents" (as that term is defined in Section 5.2 below); (x) operation, repair, maintenance, renovation, replacement and restoration of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial in Common Areas, alarm, security and other services, replacement, renovation, restoration and repair of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance, replacement, renovation, repair and restoration of curbs and walkways, repair to roofs and roof membranes and re-roofing; (xii) amortization (including interest at the Interest Rate on the unamortized cost), over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are reasonably intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses or to enhance the safety or security of the Project or its occupants, (B) that are required to comply with present or reasonably anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (D) that are required under any governmental law or regulation which was not promulgated, or which was promulgated but not in effect or applicable to the Project, as of the date of this Lease, (E) which are required in order for the Project, or any portion thereof, to obtain or maintain a certification under the U.S. Green Building Council's Leadership in Energy and Environmental Design ("LEED"), or other applicable certification agency in connection with Landlord's sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time), or (F) that relate to the safety or security of the Project; provided, however, that any capital expenditure shall be amortized with interest at the Interest Rate over the shorter of (Y) its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied, or (Z) with respect to those items included under item (A) above, their recovery/payback period as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied; (xiv) the costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.5, below; (xv) the cost of tenant relation programs reasonably established by Landlord; (xvi) the costs of any additional services not provided to the Project as of the Lease Commencement Date but which are thereafter provided by Landlord in connection with its prudent management of the Project; (xvii) any assessments, charges and fees under the CC&Rs; (xviii) the costs and fees related to the Athletic Facility; and (xix) the costs of the Landlord Repair Obligations to the extent includable in Operating Expenses pursuant to Section 7.2.1 below. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:
(a)costs, including legal fees, space planners' fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for other tenants or occupants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for other tenants or occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);
(b)except as set forth in items (xi), (xii), (xiii), and (xiv) above, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;
(c)costs for which the Landlord is reimbursed by any tenant or occupant of the Project, or by any warrantors or by any other person, or by condemnation proceeds, or by insurance by its carrier or any tenant's carrier or by anyone else (except to the extent of commercially reasonable deductibles or self-insured retentions, which shall be included as Operating Expenses to the extent such forth above), and electric power costs for which any tenant directly contracts with the local public service company;
(d)any (i) bad debt loss, rent loss, or reserves for bad debts or rent loss or (ii) reserves with respect to parts of the Project other than the Common Areas to the extent such reserves are in excess of commercially reasonable amounts;
(e)costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;
(f)the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;
(g)amount paid as ground rental for the Project or any part thereof by the Landlord or cost incurred in connection with any such ground rental;
(h)overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;
(i)any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord (which shall specifically exclude the parking facilities), provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;
(j)rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project ;

(k)all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;
(l)any costs expressly excluded from Operating Expenses elsewhere in this Lease;
(m)rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;
(n)costs to the extent arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;
(o)attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with tenants or other occupants of the Project (including costs incurred due to violations by tenants of the terms and conditions of their leases), or any attorneys’ fees incurred in connection with the financing, sale or syndication of the Project;
(p)interest, penalties or other costs arising out of Landlord’s failure to make timely payment of any of its obligations under this Lease, including, without limitation, Landlord’s failure to make timely payment of any item that is included in Direct Expenses, unless such failure is caused by Tenant failing to pay any Rent when due under this Lease;
(q)costs of any sign that solely identifies another tenant in the Project;
(r)any charitable or political contributions;
(s)costs of correcting defects in the initial design or construction of any portion of the Project or arising from defects in the base, shell or core of the Building;
(t)artwork, except as required by governmental agencies;
(u)janitorial services specific to tenantable buildings or space as opposed to the Common Areas;
(v)costs, liabilities or other amounts incurred by Landlord pursuant to any indemnity obligation of Landlord;
(w)costs arising from the cleanup, removal, investigation and/or remediation of Hazardous Substances brought upon, kept or used in, on or about the Project (i) prior to the Phase 1 Lease Commencement Date or (ii) after the Phase 1 Lease Commencement Date to the extent such Hazardous Substances are brought upon, kept or used in, on or about the Project after the Phase 1 Lease Commencement Date by Landlord or any other tenant of the Project;
(x)costs of new or additional buildings or other additional structures not comprising the Project as of the date of this Lease; and
(y)depreciation.
If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least one hundred percent (100%) occupied during all or a portion of any Expense Year, Landlord may elect to make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.

4.2.5Taxes.
4.2.5.1Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), as the same may be increased from time to time, which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.
4.2.5.2Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (v) All of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project.
4.2.5.3Any costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred. Refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Tax Expenses under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Share of any such increased Tax Expenses. Notwithstanding anything to the contrary set forth in this Lease, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord's consent shall constitute an event of default by Tenant under this Lease. Notwithstanding the foregoing, Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses.
4.2.5.4Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.2 above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, and (iv) interest, penalties or other costs arising out of Landlord’s failure to make timely payment of any of its obligations under this Lease, including, without limitation, Landlord’s failure to make timely payment of any taxes to taxing authorities, unless such failure is caused by Tenant failing to pay any Rent when due under this Lease.
4.3Allocation of Direct Expenses.
4.3.1Method of Allocation. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Operating Expenses and Tax

Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the Building (as opposed to any other buildings in the Project) and such portion shall be the Direct Expenses for purposes of this Lease. Such portion of Direct Expenses allocated to the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole.
4.3.2Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the "Cost Pools"), in Landlord's reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.
4.4Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to Tenant’s Share of Direct Expenses.
4.4.1Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall endeavor to give to Tenant following the end of each Expense Year, a statement (the "Statement") which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant's Share of Direct Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Direct Expenses," as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall immediately pay to Landlord Tenant’s Share of Direct Expenses, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.
4.4.2Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement by April 1st of each year (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the "Estimated Direct Expenses"). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.
4.5Taxes and Other Charges for Which Tenant Is Directly Responsible.
4.5.1Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.
4.5.2If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord's "building standard" in other space in the Building are assessed, then the taxes levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.2.1, above.
4.5.3Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency as Additional Rent (and not as part of Direct Expenses) any (i) rent tax or sales tax, gross receipts tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility(ies) and taxes or assessments due to any type of ballot measure, including an initiative adopted by the voters or local agency, or a state proposition approved by the voters; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
4.6    Landlord's Records. Upon Tenant's written request given not more than ninety (90) days after Tenant's receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in default under this Lease beyond the applicable notice and cure period provided in this Lease, specifically including, but not limited to, the timely payment of Additional Rent (whether or not the same is the subject of the audit contemplated herein), Landlord shall furnish Tenant with such reasonable supporting documentation in connection with said Direct Expenses as Tenant may reasonably request. Landlord shall provide said documentation to Tenant within sixty (60) days after Tenant's written request therefor. Within one hundred eighty (180) days after receipt of a Statement by Tenant (the "Audit Period"), if Tenant disputes the amount of Direct Expenses set forth in the Statement, an independent certified public accountant (which accountant (A) is a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, (B) shall not already be providing primary accounting and/or lease administration services to Tenant and shall not have provided primary accounting and/or lease administration services to Tenant in the past three (3) years, (C) is not working on a contingency fee basis (i.e., Tenant must be billed based on the actual time and materials that are incurred by the certified public accounting firm in the performance of the audit), and (D) shall not, to the actual then current knowledge of Tenant, then currently be providing accounting and/or lease administration services to another tenant in the Building and/or the Project in connection with a review or audit by such other tenant of Direct Expenses (it being understood that Tenant shall have no independent duty of inquiry to identify any parties then providing such accounting and/or lease administration services to such other tenants)), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, audit Landlord's records with respect to the Statement at Landlord's corporate offices, provided that (i) Tenant is not then in default under this Lease (beyond the applicable notice and cure periods provided under this Lease), (ii) Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, and (iii) a copy of the audit agreement between Tenant and its particular certified public accounting firm has been delivered to Landlord prior to the commencement of the audit, provided that Tenant may redact any confidential or proprietary information from such agreement before delivering it to Landlord. In connection with such audit, Tenant and Tenant's certified public accounting firm must agree in advance to follow Landlord's reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a commercially reasonable confidentiality agreement regarding such audit. Tenant shall use commercially reasonable efforts to cause any audit report prepared by Tenant's certified public accounting firm (“Tenant’s Accountant”) to be delivered substantially concurrently to Landlord and Tenant within the Audit Period. Tenant's failure to audit the amount of Direct Expenses set forth in any Statement within the Audit Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement. If after such audit, Tenant still disputes such Direct Expenses, an audit to determine the proper amount shall be made, at Tenant's expense, by an independent certified public accountant (the "Accountant") selected by Landlord and subject to Tenant's reasonable approval; provided that if such audit by the Accountant proves that Direct Expenses set forth in the particular Statement were overstated by more than [***], then the commercially reasonable cost of the Accountant in connection with such audit shall be paid for by Landlord and Tenant shall be reimbursed for the commercially reasonable fees cost of the Tenant Accountant. If the audit and review process described above results in a determination that Tenant has overpaid obligations for a preceding period, the amount of such overpayment (plus interest at the Interest Rate) shall be credited against Tenant’s subsequent installment obligations to pay Additional Rent or, if this Lease has terminated or expired, paid in lawful money to Tenant within thirty (30) days after the determination of overpayment is delivered to Landlord. In the event that such results show that Tenant has underpaid its obligations for a preceding period, the amount of such underpayment (plus interest at the Interest Rate) shall be paid by Tenant to Landlord with the next succeeding installment obligation of Additional Rent or, if this Lease has terminated or expired, in lawful money within thirty (30) days after the determination of underpayment is delivered to Tenant. Tenant hereby acknowledges that Tenant's sole right to audit Landlord's records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to audit such records and/or to contest the amount of Direct Expenses payable by Tenant.

ARTICLE 5

USE OF PREMISES
5.1Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 8 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion.
5.2Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit A, attached hereto, or in violation of the laws of the United States of America, the State of California, the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect, or any easement, license, operating agreement, declaration, restrictive covenant, or instrument recorded against the Project, including, without limitation, any covenants, conditions and restrictions affecting the Project, any reciprocal easement agreements affecting the Project, any parking licenses, and any agreements with transit agencies affecting the Project (collectively, "Underlying Documents"). A violation of the Rules and Regulations by Tenant shall be deemed a default under this Article 5. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant's rights and obligations under the Lease and Tenant's use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project so long as any such recorded easements, covenants, conditions, and restrictions first affecting the Project after the date of this Lease do not materially adversely affect Tenant’s possession, use or enjoyment of the Premises for the Permitted Use or materially adversely affect Tenant’s parking rights under this Lease.
5.3CC&Rs. Tenant shall comply with all recorded covenants, conditions, and restrictions currently affecting the Project, including, without limitation, that certain Declaration of Covenants, Conditions, Restrictions, Easements and Charges for Commercial Planned Development for Pacific Shores Center, recorded July 21, 2000 as Document No. 2000-089122 in the Official Records of the County of San Mateo, California, as amended by that certain First Amendment to Declaration of Covenants, Conditions, Restrictions, Easements and Charges for Commercial Planned Development for Pacific Shores Center, recorded December 7, 2006 as Document No. 2006-185322 in the Official Records of the County of San Mateo, California, that certain Second Amendment to Declaration of Covenants, Conditions, Restrictions, Easements and Charges for Commercial Planned Development for Pacific Shores Center, recorded April 11, 2007 as Document No. 2007-055324 in the Official Records of the County of San Mateo, California, and that certain Third Amendment to Declaration of Covenants, Conditions, Restrictions, Easements and Charges for Commercial Planned Development for Pacific Shores Center, recorded October 24, 2014 as Document No. 2014-097194 in the Official Records of the County of San Mateo, California (collectively, the "Current CC&Rs"). Additionally, Tenant acknowledges that the Project may be subject to any future covenants, conditions, and restrictions and/or amendments to the Current CC&Rs (in any such event, the "Future CC&R") which Landlord, in Landlord's discretion, deems reasonably necessary or desirable, and Tenant agrees that this Lease shall be subject and subordinate to the Current CC&Rs and such Future CC&Rs (collectively, the "CC&Rs") so long as any Future CC&R first affecting the Project after the date of this Lease does not materially adversely affect Tenant’s possession, use or enjoyment of the Premises for the Permitted Use or materially adversely affect Tenant’s parking rights under this Lease.
ARTICLE 6

SERVICES AND UTILITIES
6.1Services and Utilities. Tenant shall be responsible for contracting directly with any applicable public utility company or third party provider for, and shall promptly pay, as the same become due, all charges for, water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials and services furnished directly to or used by Tenant at the Building during the Lease Term, including, without limitation, (i) meter, use and/or connection fees, hook-up fees, or standby fees, and (ii) penalties for discontinued interrupted service. Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installations. Notwithstanding the foregoing, Tenant shall have the right to upgrade such capacity, at Tenant's sole cost, in order to accommodate Tenant's use of the Premises at any time during the Lease Term; provided that, any such upgrades by Tenant shall be performed pursuant to the terms and conditions of Article 8 of this Lease. Any interruption or cessation of utilities resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Project, shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant's business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof; provided that, to the extent the cause is the failure of Landlord to observe or perform an obligation of Landlord hereunder and such failure materially adversely affects Tenant’s possession, use or enjoyment of the Premises for the Permitted Use or materially adversely affects Tenant’s parking rights under this Lease, then Landlord shall initiate the cure of such failure, to the extent reasonably possible, promptly after receipt from Tenant of notice of the failure and Landlord, to the extent possible, shall thereafter diligently prosecute said cure to completion.
Tenant acknowledges that Landlord may be required in the future to disclose information concerning Tenant's energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building ("Tenant Energy Use Disclosure"). Tenant shall reasonably cooperate with Landlord with respect to any Tenant Energy Use Disclosure. Without limiting the generality of the foregoing, Tenant shall, within ten (10) days following request from Landlord, disclose to Landlord all non-proprietary, non-confidential information reasonably requested by Landlord in connection with such Tenant Energy Use Disclosure, including, but not limited to, the amount of power or other utilities consumed within the Premises for which the meters for such utilities are in Tenant's name, the number of employees working within the Premises, the operating hours for Tenant's business in the Premises, and the type and number of equipment operated by Tenant in the Premises. Tenant acknowledges that this information shall be provided on a non-confidential basis and may be provided by Landlord to the applicable utility providers, the California Energy Commission (and other governmental entities having jurisdiction), and any third parties to whom Landlord is required to make any Tenant Energy Use Disclosure. Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Tenant agrees that none of the "Landlord Parties," as that term is defined in Section 10.1, below, shall be liable for, and Tenant hereby releases the Landlord Parties from, any and all loss, cost, damage, expense and liability relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. In addition, Tenant represents to Landlord that any and all information provided by Tenant to Landlord pursuant to this paragraph shall be, to the best of Tenant's knowledge, true and correct in all material respects, and Tenant acknowledges that Landlord shall rely on such information. The terms of this paragraph shall survive the expiration or earlier termination of this Lease.
6.2Rooftop. Tenant shall have the right to install equipment including, without limitation, cable, wiring, rooftop antennae, and other equipment associated with Tenant's use of the Premises on the roof of the Building (the "Rooftop Equipment") and in the pathways, shafts, risers, raceways, telephone closets, service areas and utility connections and entries into and through the Building to serve Tenant's needs within the Building. Any such installation shall be performed at Tenant's sole cost and expense, pursuant to the terms and conditions of Article 8 of this Lease, and in compliance with all applicable laws, ordinances, regulations and requirements. Tenant shall keep all such Rooftop Equipment in good order, condition and repair, at Tenant's sole cost and expense. Tenant's installation of the Rooftop Equipment shall be done in such a manner as not to void any existing roof warranty in place at the Building (and Tenant shall indemnify and hold Landlord harmless in the event any such warranty is voided as a result of the installation of any Rooftop Equipment by Tenant for any costs and losses incurred by Landlord to the extent such costs or losses are attributable to the voiding of such warranty). Tenant shall, at Tenant's sole cost and expense, be responsible to repair any damage to the Building, including the roof and roof membrane, caused by the installation of any Rooftop Equipment. At the expiration or earlier termination of this Lease, Tenant shall remove any Rooftop Equipment installed by or on behalf of Tenant and repair any damage to the roof or roof membrane caused by the installation or removal of the Rooftop Equipment by Tenant.
6.3Telecommunications Services. Tenant shall arrange for telephone, data transaction, video and other telecommunication services ("Telecommunication Services") directly with one or more of Telecommunications Services providers and shall be solely responsible for paying for such Telecommunications Services. All connections for Telecommunications Services which Tenant may desire and the location of all wires and fibers shall be first approved in writing by Landlord (such approval shall not be unreasonably withheld, conditioned or delayed) before the same are installed, and the work in connection therewith shall be performed by contractors approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed). Landlord shall have the right, upon reasonable prior notice to Tenant, to temporarily interrupt or turn off such Telecommunications Services (i) in the event of emergency, (ii) as necessary in connection with maintenance, repairs or construction at the Project, provided that Tenant shall receive reasonable prior written notice thereof and Landlord shall use commercially reasonable efforts to minimize any interference to the conduct of Tenant's business, or (iii) on account of violation by the Tenant's provider of any obligation to Landlord.

ARTICLE 7

REPAIRS
7.1Tenant's Obligations.
7.1.1Tenant’s Repair Obligations. Tenant shall, following the applicable Lease Commencement Date with respect to any Phase, at its sole cost and expense, (A) keep, maintain, repair and replace as required, the Phase and every part thereof in a good standard of maintenance, repair and replacement as required, and in good and sanitary condition and (B) maintain the Phase in compliance with all applicable laws, ordinances, regulations and requirements (items (A) and (B) shall collectively be referred to herein as the "Tenant's Repair Obligations"), including, without limitation, the following: (1) interior glass and windows; (2) interior and exterior doors, door frames and door closers; (3) interior lighting (including, without limitation, light bulbs and ballasts); (4) the plumbing, sewer, drainage, electrical, fire protection, elevator, escalator, life safety and security systems and equipment, existing heating, ventilation and air-conditioning ("HVAC") systems, and all other mechanical, electrical and communications systems and equipment (collectively, the "Building Systems") serving the Premises, including (i) any specialty or supplemental Building Systems installed by or for Tenant and (ii) all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises; (5) all communications systems serving the Premises; (6) all of Tenant's security systems in or about or serving the Premises; (7) Tenant's signage; and (8) interior demising walls and partitions (including painting and wall coverings), equipment, floors, and any roll-up doors, ramps and dock equipment. Tenant shall additionally be responsible, at Tenant's sole cost and expense, to furnish all expendables, including light bulbs, paper goods and soaps, used in the Premises, and, to the extent that Landlord notifies Tenant in writing of its intention to no longer arrange for such monitoring, cause the fire alarm systems serving the Premises to be monitored by a monitoring or protective services firm approved by Landlord in writing (such approval not to be unreasonably withheld, conditioned or delayed). Tenant shall have the non-exclusive benefit of all contract warranties available to Landlord regarding the HVAC systems and equipment.
7.1.2Management Standards. Landlord and Tenant hereby acknowledge that Tenant's in-house facilities management department (collectively, the "Facilities Team") is comprised of a multi-disciplined staff of highly trained and professional facilities maintenance, repair and management personnel. Tenant shall cause, throughout the Lease Term, its Facilities Team to continue to maintain materially consistent levels of capability and expertise with the levels of such Facilities Team as of the date of this Lease, and apply such Facilities Team to the Premises as reasonably required to satisfy Tenant's Repair Obligations.
7.1.2.1Professional Management. Tenant shall manage and operate the Premises and perform its duties under this Lease in a manner consistent with the standards followed by Landlord and other institutional owners and management companies that are managing office buildings of comparable age and quality in the Project and in the vicinity of the Project (the "Management Standard").
7.1.2.2Service Agreements. All Building Systems, including HVAC, elevators, main electrical, plumbing and fire/life-safety systems, shall be maintained, repaired and replaced by Tenant (i) in a commercially reasonable first-class condition, (ii) in accordance with any applicable manufacturer specifications relating to any particular component of such Building Systems, (iii) in accordance with applicable laws, ordinances, regulations and requirements. Tenant shall contract with a qualified, experienced professional third party service company to perform its maintenance, repair and replacement obligations hereunder with respect to the HVAC systems (which shall provide for and include, without limitation, replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventive maintenance, including annual maintenance of duct work, interior unit drains and caulking of sheet metal, and recaulking of jacks and vents on an annual basis), the building fire/life-safety systems and the electrical and plumbing systems (each a "Service Contract"). Tenant shall deliver full and complete copies of each Service Contract to Landlord within thirty (30) days after the effective date of such Service Contract. In addition, Tenant shall regularly, in accordance with commercially reasonable standards, generate and maintain preventive maintenance records relating to each Building's mechanical and main electrical systems, including life safety, elevators and the central plant ("Preventative Maintenance Records"). In addition, upon Landlord's request, Tenant shall deliver a copy of all current Service Agreements to Landlord and/or a copy of the Preventative Maintenance Records.
7.1.2.3Pest Control; Janitorial Obligations. Tenant shall also be responsible for all pest control within the Premises and the Building, and for all cleaning and trash removal and disposal at and from the Premises and the Building.

7.1.2.4Landlord's Right to Perform Tenant's Repair Obligations. Tenant shall notify Landlord in writing at least thirty (30) days prior to performing any Tenant's Repair Obligations which affect the Base Building (as defined in Section 8.2 below) (a “Base Building Work Notice”). Upon receipt of such notice from Tenant, subject to Section 7.1.2.5 below, Landlord shall have the right to either (i) perform such Tenant's Repair Obligation by delivering notice of such election to Tenant within thirty (30) days following receipt of Tenant's notice, and Tenant shall pay Landlord the cost thereof (including Landlord's reasonable supervision fee [***]) within thirty (30) days after receipt of an invoice therefor, or (ii) require Tenant to perform such Tenant's Repair Obligation at Tenant's sole cost and expense; provided that nothing herein shall limit the Landlord Repair Obligations. If Tenant fails to perform any Tenant's Repair Obligation (including, without limitation, any Tenant's Repair Obligations which affect the Base Building) within a reasonable time period, as reasonably determined by Landlord, then Landlord may, but need not, following delivery of notice to Tenant of such election, make such Tenant’s Repair Obligation, and Tenant shall pay Landlord the cost thereof, (including Landlord's reasonable supervision fee [***]) within thirty (30) days after receipt of an invoice therefor.
7.1.2.5Replacement of Certain Building Systems. If a Base Building Work Notice identifies that any of the Building Systems existing in the Premises as of the Phase 1 Lease Commencement Date (and not installed by or for Tenant) (the “Existing Building Systems”) needs to be replaced, or if Tenant is required to replace any Existing Building Systems pursuant to applicable law first enacted or made effective with respect to the Premises after the date of this Lease (and such replacement requirement is not triggered by any Phase Work, any Alterations, use of the Premises for other than general office use, a "CASp" inspection as described in Article 24 below, or the negligence or willful misconduct of Tenant or any of its agents, employees, contractors, subtenants or invitees), and provided that Tenant is not in default with respect to any of its obligations set forth in this Lease with respect to such Building System (including, without limitation, maintaining the applicable Service Contract), then upon receipt of written notice from Tenant (and the Base Building Work Notice may constitute such written notice), Landlord shall promptly commence to perform such replacement and diligent perform the same to completion, at Landlord’s sole cost and expense; provided, however, that the cost of such replacement shall be amortized with interest at the Interest Rate over its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied, and Tenant shall pay to Landlord, as Additional Rent, the amortized amount, in equal monthly installments, and at the same time and in the same manner as Base Rent under this Lease. If this Lease is terminated for any reason other than in connection with a Landlord default, casualty or condemnation then Tenant shall immediately become obligated to pay to Landlord, as a lump sum, the remaining amortized monthly installments that would have been attributable to the remainder of the Lease Term had it not been so terminated.
7.1.3Meeting Requirements.
7.1.3.1Maintenance Meetings. At the written request of either Landlord or Tenant (a "MM Request"), each party shall arrange to meet and confer with the other (at a mutually reasonable and convenient time and location), as to the status of the maintenance, repair and other work required to be performed by each party under this Lease (each, a Maintenance Meeting"); provided, however, in no event shall Landlord or Tenant be required to participate in more than one such Maintenance Meeting in any calendar quarter throughout the Lease Term, unless such a Maintenance Meeting is required in connection with an emergency situation or event.
7.1.3.2M&R Reports. In connection with, and in advance of, any such Maintenance Meeting, to the extent the requesting party's MM Request included a request for maintenance and repair reports, documents and back-up materials, the responding party shall promptly deliver any maintenance and repair reports, documents and back-up materials related to the maintenance, repair and other work required to be performed by such party under this Lease, to the extent the same are regularly and customarily generated and maintained by, and in the possession of, its Facilities Team (collectively, the M&R Reports"); provided, however, the responding party may also make a prompt written request for such M&R Reports maintained by the requesting party, in which case such request shall also be satisfied prior to the corresponding Maintenance Meeting.
7.1.3.3Books and Records. Tenant shall maintain complete, detailed and accurate records, books and accounts of all funds disbursed in connection with Tenant's management and operation of the Premises (excepting salary disbursements internal to Tenant), including all M&R Reports. Tenant agrees to keep all of the aforementioned documents (collectively, the "Books and Records") safe, available and separable from any record not having to do with the Premises. Tenant shall not dispose of any such Books or Records until the same are at least three (3) years old.
7.1.4Tenant's Risk Management Obligations. Tenant shall promptly investigate and make a full timely written report to Landlord as to all alleged accidents known to Tenant and/or all claims for damages relating to the Premises known to Tenant, including any damage or destruction to the Premises. Landlord and

Tenant shall notify each other immediately of any threatened or pending condemnation, rezoning or other governmental orders, proceedings or lawsuits involving the Premises.
7.1.5Tenant's Responsibilities Upon Termination of Management of the Premises. Upon the expiration or earlier termination of this Lease for any reason, Tenant shall forthwith, without necessity of demand or notice, deliver the following to Landlord, or Landlord's appointed agent on the effective date of such expiration or early termination (except to the extent that any such item has already been delivered to Landlord).
7.1.5.1Copies of the Preventative Maintenance Records for the most recent full calendar year.
7.1.5.2Copies of the Books and Records for the most recent full calendar year and any subsequent partial calendar year.
7.1.5.3Any third party warranties, guaranties and operating manuals in Tenant's possession relating to the improvements in the Premises and any Building Systems being maintained by Tenant (copies thereof where reasonably acceptable).
7.1.5.4All keys related to the telephone closets, janitorial closets, electrical closets, storage rooms, storage areas, rooftop access points, and all other areas which for which Tenant has restricted access.
7.1.5.5A certification that Tenant, in connection with the terms and conditions of Section 15.3 of this Lease, has maintained those portions of the Building and Premises required to be maintained by Tenant in accordance with the terms and conditions of this Article 7 and Articles 23 and 24.
The obligation of Tenant to deliver the foregoing shall survive the expiration or earlier termination of the Lease.
7.2Landlord's Obligations.
7.2.1Landlord Repair Obligations. Subject to the provisions of Article 11 and Article 13 hereof, Landlord agrees to maintain, repair and replace as required, in good condition (but in at least as good a condition as exists as of the date of this Lease) (the "Landlord Repair Obligations") (a) at Landlord’s sole cost and expense, only the structural portions of the roof (specifically excluding the roof membrane or coverings) and the foundation of the Building, and (b) as part of Operating Expenses, (i) exterior glass and windows (including skylights), (ii) the non-structural portions of the roof of the Building, including the roof membrane (including, without limitation, all costs incurred under any third party service contract for the maintenance, repair and replacement of the roof), and (iii) the routine maintenance of the load bearing and exterior walls of the Building, including, without limitation, any painting, sealing, patching and waterproofing of such walls. Notwithstanding any provision in this Section 7.2.1 to the contrary, any damage to the portions of the Building that Landlord is required to repair under this Section 7.2.1 to the extent arising from the negligence or willful misconduct of Tenant or by other persons claiming through Tenant shall be repaired by Landlord, and Tenant shall pay Landlord the cost thereof, including any actual out-of-pocket costs or expenses arising from Landlord's involvement with such repairs and replacements and Landlord's reasonable supervision fee [***], within thirty (30) days after receipt of an invoice therefor. Subject to the other terms and conditions herein, including, without limitation, Article 27 hereof, Landlord may, but shall not be required to, enter the Premises upon prior notice to Tenant, to make such repairs, alterations, improvements or additions to the Premises or to any equipment located in the Premises as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. In connection with the foregoing, Landlord shall use commercially reasonable efforts to minimize any interference to the conduct of Tenant's business.
7.3Waiver. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.
ARTICLE 8

ADDITIONS AND ALTERATIONS
8.1Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises, the Building or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises or the Building (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall be granted or denied within thirty (30) days after such written request and shall not be unreasonably withheld, conditioned or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the Base Building or is visible from the exterior of the Building (a “Major Alteration”). Notwithstanding the foregoing, Tenant shall be permitted to make Alterations (including removal and rearrangement of Alterations) following ten (10) business days' notice to Landlord, but without Landlord's prior consent, which (a) are not Major Alterations, (ii) do not require a building permit, and (iii) are reasonably estimated (together with any other Alterations performed without Landlord’s consent pursuant to this sentence during the 12-month period ending on the date of such notice) to cost less than $[***] (“Permitted Alterations”). Tenant may, at the time Tenant requests Landlord's consent to any Alterations pursuant to this Article 8, or prior to the commencement of any Permitted Alterations, request that Landlord indicate if Landlord shall require Tenant to remove such Alterations at the end of the Lease Term (and Landlord's failure to respond to such request shall be deemed Landlord's election to require such removal). If Landlord responds to such request and indicates in writing that any such Alterations do not need to be removed at the end of the Lease Term, such Alterations shall be referred to herein as the "Non-Removable Alterations". The term Alterations as used herein shall expressly include the installation of one or more quick charge stations for electric vehicles in the Building Parking Area (as defined in Article 28 below).
8.2Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant from a list provided and approved by Landlord, the requirement that upon Landlord's request, Tenant shall, at Tenant's expense, remove such Alterations upon the expiration or any early termination of the Lease Term. Landlord may also require, as a condition to its consent to any Alterations, that any architect retained by Tenant in connection with such Alterations be a "CASp," as that term is defined in Article 24 below, and that following the completion of such Alterations, such architect shall certify the Premises as meeting all applicable construction-related accessibility standards pursuant to California Civil Code Section 55.53. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located all in conformance with Landlord's construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord's design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the "Base Building," as that term is defined below, then Landlord shall, at Tenant's expense, make such changes to the Base Building. The "Base Building" shall include the structural portions of the Building, Building foundations, the public restrooms, elevators, exit stairwells and the Building Systems. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the recorder of the county in which the Building is located in accordance with Section 8182 of the California Civil Code or any successor statute and furnish a copy thereof to Landlord upon recordation, and Tenant shall deliver to the Project construction manager a reproducible copy of the "as built" drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.
8.3Payment for Improvements. If payment is made by Tenant directly to contractors, Tenant shall (i) comply with Landlord's requirements for final lien releases and waivers in connection with Tenant's payment for work to contractors, and (ii) sign Landlord's standard commercially reasonable contractor's rules and regulations, provided, with respect to any Alterations, Landlord shall have furnished such rules and regulations to Tenant concurrently with its written consent to the making of such Alterations or prior thereto. Whether or not Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to Landlord's then current standard fee to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising in connection with any Alterations ([***] subject to Section 8.6 below with respect to the Phase Work) (the “Supervision Fee”). In addition, Tenant shall reimburse Landlord for Landlord's reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord's review of any Alterations. At Landlord's option, prior to the commencement of construction of any Alteration, Tenant shall provide Landlord with the reasonably anticipated cost thereof, which Landlord shall disburse during construction pursuant to Landlord's standard, commercially reasonable disbursement procedure.

8.4Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries "Builder's All Risk" insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its commercially reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee, provided that no such bond or security shall be required in connection with the Phase Work.
8.5Landlord's Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and, except as otherwise expressly set forth hereinbelow, shall be and become the property of Landlord. Notwithstanding the foregoing and absent any written notice from Landlord to the contrary, prior to the end of the Lease Term or any earlier termination of this Lease, Tenant, at Tenant's expense, shall remove any Alterations and/or improvements and/or systems and equipment within the Premises made by or for Tenant that are not normal and customary general office improvements (excluding any Non-Removable Alterations), and shall repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord; provided, however, Landlord may, by written notice to Tenant prior to the end of the Lease Term, notify Tenant that some or all of such Alterations and/or improvements and/or systems and equipment shall remain within the Premises, in which event Tenant shall have no obligation or right to remove the same. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any such Alterations and/or improvements and/or systems and equipment in the Premises and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord, (i) Landlord may do so and Tenant shall reimburse Landlord for the actual out-of-pocket costs incurred by Landlord therefor, plus Landlord's reasonable supervision fee ([***]), and (ii) Tenant shall be deemed to be in holdover until such time as the removal and restoration is completed (and, accordingly, the terms of Article 16 of this Lease shall be applicable during such period). Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease. At any time and from time to time, Tenant may remove from the Premises any of its property, including trade fixtures and movable furniture, inventory and equipment not attached to the Building provided Tenant promptly repairs all damage caused by such removal.
8.6Tenant Improvement Allowance. Commencing on the applicable Lease Commencement Date for a Phase, Tenant may perform tenant improvement work in such Phase in accordance with and subject to the terms and conditions of this Article 8 (as applicable, the "Phase Work"). The Phase Work shall be deemed to be an "Alteration" for all purposes of this Lease. Notwithstanding anything in this Lease to the contrary, Tenant shall be entitled to the Tenant Improvement Allowance set forth in Section 13 of the Summary for such Phase (as applicable, the "Tenant Improvement Allowance") toward the actual out-of-pocket costs of the applicable Phase Work. The Tenant Improvement Allowance shall only be used by Tenant to pay for the hard costs of the applicable Phase Work, the architectural, engineering and permitting costs related to the applicable Phase Work, and all costs payable to Landlord as set forth in Section 8.3 above with respect to the applicable Phase Work ([***]). In no event shall the Tenant Improvement Allowance be used to pay for any costs in connection with Tenant's moving expenses, for any furniture, fixtures, equipment or any other items of personal property, or for any costs associated with a sublease of any portion of the Premises. Provided Tenant is not in default under the terms of this Lease (beyond any applicable notice and cure periods), Landlord shall reimburse Tenant for the allowable costs (up to the applicable Tenant Improvement Allowance) by the date (the "Disbursement Deadline") that is forty-five (45) days following (i) completion of the applicable Phase Work, as evidenced by a certification of completion from the project engineer or architect, (ii) Landlord's receipt of Tenant's invoice of the costs related thereto, together with invoices, receipts and bills substantiating such costs and evidence of payment by Tenant for all such costs by Tenant, (iii) Landlord's receipt of final unconditional lien waivers in a form acceptable to Landlord from all contractors and subcontractors who did work on the applicable Phase Work, (iv) Landlord's receipt of a copy of the final permits approved by the applicable governing authority to the extent required for the applicable Phase Work, and (v) Landlord's receipt of all documentation required for the applicable Phase Work pursuant to this Article 8. In no event shall the Disbursement Deadline occur prior to the applicable Rent Commencement Date. Landlord shall be under no obligation to pay for any of the Phase Work in excess of the applicable Tenant Improvement Allowance, and Tenant shall not be entitled to any unused portion of the applicable Tenant Improvement Allowance upon completion of the applicable Phase Work, except as expressly set forth below. The applicable Tenant Improvement Allowance shall only be available for Tenant's use from the applicable Rent Commencement Date for a Phase through the date that is eighteen (18) months thereafter (as applicable, the "Allowance Deadline"), and Tenant waives any and all rights to any unused portion of the applicable Tenant Improvement Allowance if Tenant has not completed the applicable Phase Work and satisfied all other conditions to payment by the Allowance Deadline. Notwithstanding the foregoing, if there is any unused portion of the applicable Tenant Improvement Allowance remaining upon completion of the applicable Phase Work, and the applicable Allowance Deadline has not occurred with respect to such remainder, then such remainder may be applicable to the next Phase delivered to Tenant pursuant to the terms and conditions of this Lease. Additionally, if Tenant has utilized all of the Tenant Improvement Allowance for any Phase Work for a prior Phase, and the total cost of such Phase Work exceeds the applicable Tenant Improvement Allowance (the “Excess Prior Work Costs”), then the Tenant Improvement Allowance for any later Phase may also be used by Tenant to pay for the Excess Prior Work Costs.
ARTICLE 9

COVENANT AGAINST LIENS
Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least ten (10) business days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.
ARTICLE 10

INSURANCE
10.1Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant further assumes all risk of, and agrees that Landlord and the Landlord Parties shall not be liable for, any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys' fees) sustained as a result of the Premises not having been inspected by a CASp. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause in, on or about the Premises (including, but not limited to, a slip and fall), any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person (collectively, “Tenant Parties”), in, on or about the Project or any breach of the terms of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord or Landlord Parties. Tenant hereby acknowledges and agrees that Tenant's indemnity obligations set forth in this Section 10.1 shall include any and all claims relating to or arising as a result of the Premises not having been inspected by a CASp. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers', accountants' and attorneys' fees. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.
10.2Landlord's Insurance. Landlord shall maintain “All Risk" Property Insurance covering the Base Building. Such insurance shall be for the full replacement cost and shall include such coverages, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. At the option of Landlord (in Landlord’s sole and absolute discretion), such insurance coverage may include the risks of earthquakes, terrorism and/or flood damage. Landlord shall also carry commercially reasonable commercial general liability insurance and such other coverages as Landlord may from time to time reasonably determine. Landlord may elect to self-insure one or more of the foregoing coverages.
10.3Tenant's Insurance. Tenant shall maintain the following coverages in the following amounts.
10.3.1Commercial general liability insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant's operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:
10.3.1.1

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence $5,000,000 annual aggregate
Personal Injury Liability	$5,000,000 each occurrence $5,000,000 annual aggregate with no deductible
10.3.2"All Risk" Property Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, (ii) any improvements which exist in a Phase as of the applicable Lease Commencement Date (excluding the Base Building) (the "Original Improvements"), and (iii) all other improvements, alterations and additions to the Premises made for or on behalf of Tenant. Such insurance shall be for the full replacement cost (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.
10.3.3Worker's Compensation pursuant to all applicable state and local statutes and regulations; and Employer's Liability with a limit of $1,000,000 each occurrence.
10.3.4Business interruption, loss of income and extra expense insurance in amounts sufficient to pay for Tenant's expenses and lost income attributable to perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises as a result of such perils.
10.4Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party the Landlord so specifies, as an additional insured, including Landlord's managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-X in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee of Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof (and Tenant's failure to deliver any such policy, policies or certificates on or before the Lease Commencement Date shall not impact or in any way affect Tenant's obligations to pay Rent under this Lease). In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.
10.5Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and, except with respect to any applicable deductible amounts, Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder or actually carried by such party. The parties each hereby waive all rights and claims against each other for such losses (except with respect to any applicable deductible amounts) and for any losses for which such party self-insures (except with respect to any applicable self-insurance retention amount, such amount not to exceed what would have been a commercially reasonable deductible amount if such party had elected to insure such risk with an insurance carrier), and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.
10.6Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.
ARTICLE 11

DAMAGE AND DESTRUCTION
11.1Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises or the Building Parking Area shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas (excluding any Alterations made by or for Tenant). Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises, parking and any restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice") to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.3.2(ii) of this Lease with respect to the Original Improvements only, and Landlord shall repair any injury or damage to the Original Improvements installed in the Premises and shall return such Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Original Improvements installed in the Premises and shall return such Original Improvements to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction to repair injury or damage to the Original Improvements, Tenant shall submit to Landlord, for Landlord's review and approval (not to be unreasonably withheld, conditioned or delayed), all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises; further provided, in the event that fire or other casualty shall have damaged the Building Parking Area, Landlord shall use commercially reasonable efforts to make alternative temporary parking available to Tenant elsewhere in the Project until such damage shall have been repaired. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant's right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.
11.2Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage

(when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord's insurance policies; (iv) Landlord decides to rebuild the Building or Common Areas so that they will be substantially different structurally or architecturally; (v) the damage occurs during the last twelve (12) months of the Lease Term; or (vi) any owner of any other portion of the Project, other than Landlord, does not intend to repair the damage to such portion of the Project; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date Landlord notifies Tenant in writing that the repairs cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after being commenced (the “Repair Estimate”), to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. In addition, if neither Landlord nor Tenant elect to terminate the Lease as set forth herein, and the repairs to be made by Landlord have not been substantially completed within the period set forth in the Repair Estimate (such outside date, as extended for delays caused by Force Majeure and delays caused by Tenant or any of its agents, employees, contractors or invitees, the “Estimated Completion Date”), then Tenant shall have the right, within five (5) business days after the Estimated Completion Date to terminate this Lease by notice to Landlord (the "Damage Termination Notice"), effective as of a date set forth in the Damage Termination Notice (but not less than thirty (30) days after the date of the Damage Termination Notice) (the "Damage Termination Date"); provided, however, that if the repairs are substantially completed prior to the Damage Termination Date, then the Damage Termination Notice shall be deemed to be revoked and cancelled and this Lease shall continue in full force and effect. If the Premises are damaged or destroyed by fire or other casualty by any peril within twelve (12) months prior to the last day of the Lease Term, Tenant may terminate this Lease on thirty (30) days’ written notice to Landlord.
11.3Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.
ARTICLE 12

NONWAIVER
No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
ARTICLE 13

CONDEMNATION
If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises or use of or access to the Building Parking Area is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for loss of unamortized costs of the leasehold improvements made at the cost of Tenant and not reimbursed to Tenant as part of the Tenant Improvement Allowance , and any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated and Landlord shall exercise commercially reasonable diligence to restore the Building and the Premises to substantially their former condition to the extent of the award received by Landlord with respect to such taking; provided that, if Landlord shall not substantially restore the useable areas of the Building and the Premises to their former condition, Tenant shall have the right to terminate this Lease. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.
ARTICLE 14

ASSIGNMENT AND SUBLETTING
14.1Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium," as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee for the past two (2) years, including balance sheets, statements of profits and losses, and business credit reports, each certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space, and (v) an executed estoppel certificate from Tenant in form acceptable to Landlord. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall reimburse Landlord for its reasonable, actual, , out-of-pocket expenses involved in reviewing any request for consent (including, without limitation, reasonable attorneys', accountants', architects', engineers' and consultants' fees), within thirty (30) days after written request by Landlord.
14.2Landlord's Consent. Landlord shall not unreasonably withhold, delay or condition its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Landlord shall respond in writing to Tenant’s request for consent hereunder within thirty (30) days after Landlord’s receipt of such a Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;
14.2.2The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;
14.2.3The Transferee is either a governmental agency or instrumentality thereof or a nonprofit organization; or
14.2.4The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested.
If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant's business including, without limitation, loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.
14.3Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, or if Tenant enters into a sublease with any Permitted Subtenant pursuant to Section 14.9 below, Tenant shall pay to Landlord one hundred percent (100%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant in connection with such Transfer for (i) any fair market brokerage commission incurred by Tenant in connection with the Transfer, (ii) reasonable attorneys’ fees incurred by Tenant in connection with the Transfer and (iii) any changes, alterations and improvements to the Premises in connection with the Transfer. "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord's applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.
14.4Landlord's Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer of all or a portion of the Premises, Tenant shall give Landlord notice (the "Intention to Transfer Notice") of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the "Contemplated Transfer Space"), the contemplated date of commencement of the Contemplated Transfer (the Contemplated Effective Date"), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space. Thereafter, Landlord shall have the option, by giving written notice to Tenant within fifteen (15) business days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines to recapture such Contemplated Transfer Space under this

Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the "Nine Month Period") commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4. If Landlord recaptures any Contemplated Transfer Space, Landlord shall, at Landlord’s sole expense, promptly construct, paint, and furnish any partitions required to segregate the Contemplated Transfer Space from the remaining Premises retained by Tenant as well as arrange separate metering of utilities and repair any damage created by the partition (except to the extent caused by Tenant or any of its agents, employees, contractors and invitees).
14.5Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than [***], Tenant shall pay Landlord's costs of such audit. In addition, at Landlord's option, Tenant's understatement of the Transfer Premium shall constitute an uncurable default of this Lease by Tenant without the necessity of any written notice or passage of any cure period.
14.6Additional Transfers. For purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.
14.7Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default beyond the applicable notice and cure period provided in this Lease, Landlord is hereby irrevocably authorized to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default beyond the applicable notice and cure period provided hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person. If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.
14.8Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant) or to any entity resulting from the merger or consolidation with or reorganization of Tenant (or of an entity which is controlled by, controls or is under common control with Tenant), or to any person or entity which acquires all or substantially all of the interests of Tenant or all or substantially all of the assets of Tenant (or of an entity which is controlled by, controls or is under common control with Tenant) (collectively, a “Permitted Transferee”), shall not be deemed a Transfer under this Article 14, provided that (a) Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such affiliate, and (b) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. "Control," as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity. No assignment or sublease to a Permitted Transferee shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. A Permitted Transferee that is an assignee of all of Tenant’s interest in this Lease is referred to herein as a “Permitted Assignee”.
14.9Permitted Subtenants. So long as Original Tenant is the tenant under this Lease, Tenant may, from time to time, without the consent of Landlord, (a) enter into one or more subleases with First Virtual Group (“FVG”) and/or The Thomas and Stacey Siebel Foundation (“TSSF”; collectively, the “Permitted Subtenants”) to occupy and use up to a total of twenty thousand (20,000) rentable square feet within the Premises (calculated in the aggregate), on such terms and conditions as Tenant shall determine in its sole discretion, including without limitation, the making of such Alterations (subject to the terms and conditions of Sections 8.1 through 8.4 above) to separately demise such spaces as Tenant shall determine in its sole discretion, provided that (i) Tenant shall remain liable for the acts and omissions of the Permitted Subtenants to the extent set forth in this Lease, (ii) the Permitted Subtenants shall maintain the same insurance as is required of Tenant as set forth in Article 13 above, and (iii) such subleases shall be subject to all of the terms and conditions of this Lease and (b) FVG shall be permitted to allow TSSF to use a portion of any space subleased by FVG from Tenant at any time and from time to time on such terms as FVG shall determine in its sole discretion, provided that TSSF shall maintain the same liability insurance as is required of Tenant as set forth in Article 13 above. No sublease to a Permitted Subtenant shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.
ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES
15.1Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such subleases or subtenancies.
15.2Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear (subject to Tenant's Repair Obligations under Section 7.1, above) and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.
ARTICLE 16

HOLDING OVER
If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to [***] of the Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.
ARTICLE 17

ESTOPPEL CERTIFICATES
Within fifteen (15) days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate in form delivered by and acceptable to Landlord (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), (i) certifying, if true, that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying, if true, that this Lease, as so modified, is in full force and effect) and the date to which the rent and other charges are paid in advance, if any, and (ii) acknowledging, if true, that there are not, to Tenant’s actual knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed and (iii) certifying as to such other information as may be reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Landlord will from time to time provide Tenant with a similar statement within thirty (30) days after Tenant’s written request therefor to Landlord.
At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement (including a balance sheet, statement of profits and losses, and a business credit report) and such financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Notwithstanding the foregoing, if at any time during the Lease Term, Tenant is a public company whose financial statements are publicly available and Tenant is in compliance with all applicable reporting and disclosure requirements under applicable law, then such financial statements shall satisfy the obligation set forth in this paragraph.
ARTICLE 18

SUBORDINATION
This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord's interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.
Notwithstanding the foregoing provisions of this Article 18, Tenant’s agreement to subordinate this Lease to a ground or underlying leases of the Building or Project first entered into after the date of this Lease or to the lien of any mortgage, trust deed or other encumbrance on the Building or the Project first placed after the date of this Lease shall not be effective unless Landlord has provided Tenant with a commercially reasonable non-disturbance agreement from the applicable ground lessor, lessor under any underlying lease or holder of such mortgage, deed of trust or other encumbrance. Landlord hereby represents and warrants to Tenant that no ground lease, underlying lease, mortgage or deed of trust encumbers the Building, Common Areas owned by Landlord or the Building Parking Area as of the date of this Lease.
Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.
ARTICLE 19

DEFAULTS; REMEDIES
19.1Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:
19.1.1Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due; provided, however, that for the first such late payment in any consecutive twelve (12) month period, such failure shall not be a default as long as such first late payment in such twelve (12) month period is made within 5 days after notice thereof from Landlord; or
19.1.2Except where a specific time period is otherwise set forth for Tenant's performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or
19.1.3Abandonment of all or a substantial portion of the Premises by Tenant; or
19.1.4The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than two (2) business days after notice from Landlord.
The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.
19.2Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.
19.2.1Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:
(i)The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus
(ii)The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iii)The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iv)Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and
(v)At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
The term rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate of [***] per annum, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus [***].
19.2.2Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
19.2.3Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.
19.3Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
19.4Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.
19.5Landlord Default. Landlord will be in default under this Lease if Landlord fails to perform any of its obligations hereunder and such failure continues for a period of thirty (30) days after Tenant delivers written notice of such failure to Landlord; provided if such failure cannot reasonably be cured within the thirty (30) day period, Landlord will not be in default hereunder as long as Landlord commences the remedying of such failure within the thirty (30) day period and diligently prosecutes the same to completion.
ARTICLE 20

COVENANT OF QUIET ENJOYMENT
Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

LETTER OF CREDIT
Concurrently with Tenant's execution of this Lease, Tenant shall deliver to Landlord an unconditional, clean, irrevocable letter of credit (the "L-C") in the initial L-C Amount set forth in Section 9 of the Summary, which L-C shall be subject to the terms and conditions of Exhibit B attached hereto.
ARTICLE 22

INTENTIONALLY OMITTED
ARTICLE 23

SIGNS
23.1Interior Signage. Tenant, at its sole cost and expense, may install identification signage anywhere in the Premises including in any elevator lobby of the Premises, provided that such signs (a) shall be installed in accordance with Article 8, above and (b) shall not be visible from the exterior of the Building.
23.2Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and visible from the exterior of the Building and have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as otherwise expressly provided in this Lease, Tenant may not install any signs on the exterior or roof of the Building, Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.
23.3Exterior, Monument and Directional Signage. During the Lease Term, Tenant shall have the exclusive right to display its name and logo and, at the election of Tenant, the names and logos of one or more of the Permitted Subtenants (to the extent and for so long as such Permitted Subtenant subleases space within the Premises), on (a) the exterior of each of the 1400A Tower and the 1400B Tower, in each instance in locations selected by Tenant, (b) listed on separate lines of the monument sign exclusively serving the Building, and (c) listed on all other directional signage for the Project available to all tenants of the Project, subject to availability (collectively, all such Building, monument and directional signage, the “Signage”), to the extent permitted under the CC&Rs and all applicable laws, ordinances, regulations and requirements. Notwithstanding the foregoing, in no event shall any Signage depict the name or logo of any competitor of Landlord, provided that the foregoing shall not limit the Original Tenant (i.e., C3.AI, Inc.) from including its name or logo on any Signage. The material, typeface, graphic format and proportions of the Signage, as well as the precise location of the Signage, shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned; provided that the material, typeface, graphic format and proportions of all Project and Building signage displaying the name and logo of Tenant and/or any Permitted Subtenant as of the date of this Lease is deemed pre-approved by Landlord.. Tenant, at its expense, shall be responsible for obtaining all approvals for the Signage from all applicable governmental authorities, and for obtaining and installing the Signage, provided that Landlord reserves the right to install the monument and directional signage at Tenant’s expense. The failure of Tenant to obtain such approvals shall not release Tenant from any of its obligations under this Lease. Any approved Signage shall strictly conform to the CC&Rs and all applicable laws, ordinances, regulations and requirements and shall be installed and removed at Tenant's sole expense. Tenant, at its sole expense, shall maintain the Signage in good condition and repair during the Lease Term as part of Tenant's Repair Obligations pursuant to Section 7.1, above. Prior to the expiration or earlier termination of this Lease, Tenant at its sole expense shall remove all of the Signage and repair any and all damage caused to the Building and the Project (including and fading or discoloration) by such signs and/or the removal of such signs from the Building and the Project.
ARTICLE 24

COMPLIANCE WITH LAW
Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24, subject to Section 7.1.2.5 above. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a person certified as a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant's right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, the Building and/or the Project to the extent permitted by applicable laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable laws now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord within thirty (30) days after the Lease Commencement Date; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days' prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, the Building or the Project in any way, (4) in accordance with all of the provisions of this Lease applicable to Tenant contracts for construction, and (5) at Tenant's sole cost and expense, including, without limitation, Tenant's payment of the fee for such CASp inspection, the fee for any reports and/or certificates prepared by the CASp in connection with such CASp inspection (collectively, the "CASp Reports") and all other costs and expenses in connection therewith; (C) Landlord shall be an express third party beneficiary of Tenant's contract with the CASp, and any CASp Reports shall be addressed to both Landlord and Tenant; (D) Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) business days after Tenant's receipt thereof; (E) any information generated by the CASp inspection and/or contained in the CASp Reports shall not be disclosed by Tenant to anyone other than (I) contractors, subcontractors and/or consultants of Tenant, in each instance who have a need to know such information and who agree in writing not to further disclose such information, or (II) any governmental entity, agency or other person, in each instance to whom disclosure is required by law or by regulatory or judicial process; (F) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards, including, without limitation, any violations disclosed by such CASp inspection; and (G) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and/or the Project located outside the Premises that are Landlord's obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant's receipt of an invoice therefor from Landlord.
ARTICLE 25

LATE CHARGES
If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee upon the date on which it is due, then Tenant shall pay to Landlord a late charge equal to [***] of the overdue amount plus any reasonable attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder. There shall be no late payment charge imposed on the first such late payment in any consecutive twelve (12) month period as long as such first late payment in such twelve (12) month period is made within 5 days after notice thereof from Landlord. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.

ARTICLE 26

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
26.1Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.
26.2Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.
ARTICLE 27

ENTRY BY LANDLORD
Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant, but in no event upon less than forty-eight (48) hours’ prior written notice (except in the case of an emergency, in which event no written notice shall be required), to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building's systems and equipment; or (v) perform services required of Landlord. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) take possession due to any breach of this Lease in the manner provided herein; and (B) perform any covenants of Tenant which Tenant fails to perform (subject to the terms and conditions of this Lease). Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein. Landlord shall use commercially reasonable efforts to minimize any interference to the conduct of Tenant's business during any such entry.
Landlord’s entry into the Premises shall be subject to Tenant’s commercially reasonable security requirements. Landlord acknowledges and agrees that Tenant may require that Landlord be accompanied by an employee of Tenant during any such entry into the Premises by Landlord. Notwithstanding the foregoing, Landlord may enter the Premises immediately in the event of an emergency without regard to such requirements. If access to the Premises is reasonably required in order for Landlord to perform any of its obligations under this Lease, and if Landlord is not timely provided with access to the Premises as a result of Tenant’s security requirements or Tenant’s requirement that Landlord be accompanied by an employee of Tenant, then (a) Landlord shall have no liability to Tenant for Landlord's failure to perform such obligations as a result thereof or any damage accrued during such period, (b) Tenant hereby waives all claims against Landlord at law or in equity as a result of such failure by Landlord or any damage accrued during such period, and (c) Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability accrued during any such period.

ARTICLE 28

TENANT PARKING
During the Term, Tenant shall have the non-exclusive right to use the Project parking facilities allocated to the Building, as identified on Exhibit C attached hereto (the “Building Parking Area”), for parking of automobiles on a first-come, first-served, as available basis; provided, however, Tenant's use of the Project parking facilities shall never exceed Tenant's equitable allocation of available parking, as reasonably determined by Landlord, but in no event shall be less than [***] (the “Parking Ratio”). As part of Tenant’s parking rights, Tenant shall have the right to use [***] reserved parking spaces within the Building Parking Area directly in front of the entrance to the 1400A Tower (in a location mutually acceptable to Landlord and Tenant) (“Tenant Reserved Parking”), which reserved spaces shall be marked for the exclusive use of the Tenant’s employees and guests, including, without limitation, one space for Tenant’s Chairman and Chief Executive Officer (at Tenant’s sole cost and expense). Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of the parking facilities by Tenant. Tenant's shall abide by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facilities (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the Project's parking facilities) and Tenant shall reasonably cooperate in seeing that Tenant's employees and visitors also comply with such rules and regulations ; provided that any such rules and regulations will be effective as to Tenant when written notice thereof is received by Tenant and no such rules and regulations shall materially adversely affect Tenant’s parking rights under this Lease. Tenant's use of the Project parking facilities shall be at Tenant's sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant's, its employees' and/or visitors' use of the parking facilities. Tenant's rights hereunder are subject to the terms of any Underlying Documents. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facilities at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Project parking facilities for purposes of permitting or facilitating any such construction, alteration or improvements provided that if any such temporary closure or restriction reduces the available parking spaces in the Building Parking Area to less than the Parking Ratio, then Landlord shall permit Tenant to use other Project parking facilities (as reasonably selected by Landlord), to bring the parking spaces available for Tenant’s use back up to the Parking Ratio. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking rights granted to Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant's own personnel (and the personnel of FVG, TSSF, and any Permitted Transferee, during the terms of their applicable occupancy rights at the Premises, subject to Article 14 above) and such rights may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval (in Landlord’s sole and absolute discretion, except in connection with a Transfer, in which event Landlord’s approval shall not be unreasonably withheld, conditioned or delayed).
ARTICLE 29

MISCELLANEOUS PROVISIONS
29.1Terms; Captions. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
29.2Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
29.3No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.
29.4Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.
29.5Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, and Tenant shall attorn to such transferee.
29.6Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.
29.7Landlord's Title. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.
29.8Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.
29.9Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
29.10Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
29.11Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
29.12No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.
29.13Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Building or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is determined by Landlord), provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for, and Tenant, on behalf of itself and its agents, contractors, subcontractors, employees, invitees and licensees, hereby waives any claim for, any injury or damage to, or interference with, Tenant's business, and any indirect, consequential or punitive damages, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.
29.14Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.
29.15Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.
29.16Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant or any monetary obligations of Landlord pursuant to this Lease (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.
29.17Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.
29.18Notices. All notices, demands, statements, designations, approvals or other communications (collectively, Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), (B) transmitted by telecopy (only if a telecopy or facsimile number is set forth for such party in the Summary), if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 11 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth in Section 12 of the Summary, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given.
29.19Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.
29.20Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant's state of incorporation and (ii) qualification to do business in California.
29.21Attorneys' Fees. Notwithstanding anything to the contrary contained herein, should any claim, action or proceeding (including, for the avoidance of doubt, any appeals of a claim, action or proceeding) be commenced between the parties hereto concerning any provision of this Lease, or the rights or duties of any person or entity in relation thereto, each party shall bear its own fees and costs (including, without limitation, attorneys' fees, accounting fees, expert witness fees, consulting fees, court costs, and all other costs) to the extent incurred in prosecuting or defending such claim, action, or proceeding against the other party. Nothing in this Section shall be construed to limit a party's obligation, as may be set forth elsewhere in this Lease, to indemnify another from any fees or costs (including, without limitation, attorneys' fees, accounting fees, expert witness fees, consulting fees, court costs, and all other costs), except to the extent incurred by the indemnified party in an action brought against the indemnifying party to enforce such indemnification provisions under this Lease.

29.22Governing Law; Venue. This Lease is governed by, and shall be interpreted under, the laws of the State of California. Venue for any litigation arising out of this Lease shall be a court of competent jurisdiction in Santa Clara County, California, or if no court of competent jurisdiction exists there, then the next nearest court of competent jurisdiction.
29.23Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
29.24Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. Landlord shall pay all brokerage commissions due to such Brokers arising out of execution of this Lease.
29.25Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.
29.26Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord (not to be unreasonably withheld, conditioned or delayed).
29.27Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.
29.28Confidentiality. Tenant acknowledges that the economic terms set forth in this Lease are below fair market rental for the Premises and that Landlord is only willing to enter into this Lease on such economic terms subject to Tenant agreeing to keep the content of this Lease and any related documents strictly confidential, except that Tenant shall be allowed to disclose the content of this Lease and any related documents solely to its financial and legal consultants or as required by law or regulation or required pursuant to a valid order of a court or regulatory agency or , if such information is available from an inspection of public records, including, without limitation, in connection with Tenant’s public filings required to comply with applicable securities laws. Tenant acknowledges that the unauthorized disclosure of the content of this Lease and any related documents, and in particular the economic terms of this Lease, would cause Landlord substantial harm and deprive Landlord the benefit of its bargain in entering into this Lease. Accordingly, should Tenant violate the terms of this Section 29.28, Landlord shall be entitled to retroactively (from the date of such violation) and prospectively through the end of the Lease Term, collect from Tenant monthly Base Rent at the rate of $[***] per rentable square feet of the Premises per month (as such amount shall be escalated annually on each anniversary of the date of this Lease by [***]) (the "Fair Market Rent"), which Tenant acknowledges may represent the current fair market rental of the Premises on a triple-net basis. In the event Landlord informs Tenant that Tenant has violated the terms of this Section 29.28, Tenant acknowledges and agrees that Tenant shall be obligated to pay the Fair Market Rent until such time as there is an adjudication that Tenant did not violate the terms of this Section 29.28. Any such relief sought by Tenant must be initiated by Tenant, if at all, within ninety (90) days after Tenant's receipt of notice from Landlord that Tenant has violated this Section 29.28 and is responsible for the payment of Fair Market Rent; otherwise, Tenant shall be deemed to have forever waived its right to contest a violation of this Section 29.28. Notwithstanding the foregoing, Tenant may provide copies of the Lease to potential and actual subtenants and assignees of the Lease, provided that prior to such disclosure, Tenant has delivered to Landlord a confidentiality and non-disclosure agreement duly executed and accepted by such subtenant or assignee on Landlord’s standard form, and all economic terms of this Lease (including, without limitation, the amount of Base Rent and Tenant Improvement Allowances) shall be redacted from the Lease.

29.29Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Project (not including the Building). Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant's business arising from any Renovations permitted hereunder, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from such Renovations, or for any inconvenience or annoyance occasioned by such Renovations. Notwithstanding the foregoing, in the event of any Renovations that permanently reduce the available parking spaces in the Building Parking Area to less than the Parking Ratio, then Landlord shall permit Tenant to use other Project parking facilities (as reasonably selected by Landlord), to bring the parking spaces available for Tenant’s use back up to the Parking Ratio. In the event that significant development at the Project disturbs or is reasonably expected by Tenant in the exercise of its good faith judgment to disturb Tenant's use and enjoyment of its allocated parking in the Building Parking Area, Tenant shall have the right to terminate the Lease with twenty-four (24) months prior written notice to Landlord, provided that Tenant shall pay, at the time of delivery of the termination notice, a termination penalty to Landlord equal to the unamortized (as of the date of Lease termination) (i) Base Rent Abatement and (ii) Tenant Improvement Allowance (the "Disturbance Termination Right"). By way of illustration, but not by limitation, the Base Rent Abatement and the Tenant Improvement Allowance amortized on a 126-month, straight line basis, is [***]. The Disturbance Termination Right shall automatically expire at the end of the initial Lease Term, and be of no further force and effect.
29.30No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.
29.31Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the "Lines"), provided that (i) Tenant shall obtain Landlord's prior written consent (not to be unreasonably withheld, conditioned or delayed), use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the "Identification Requirements," as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4') outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines' termination point(s) (collectively, the "Identification Requirements"). Unless otherwise instructed by Landlord (by notice to Tenant), Tenant shall, at Tenant’s sole cost and expense, prior to the expiration or earlier termination of this Lease, remove any Lines located in or serving the Premises (and repair any resulting damage).
29.32Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

29.33Development of the Project.
29.33.1Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.
29.33.2The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the "Other Improvements") are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, provided that Tenant's rights under this Lease are not materially impaired, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord's right to convey all or any portion of the Project or any other of Landlord's rights described in this Lease.
29.33.3Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be subject to demolition or construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such demolition or construction.
29.34USA Patriot Act.
29.34.1Certification. Tenant hereby certifies to Landlord that:
(a)Tenant (which, for purposes of the certification contained in this Section 29.34.1, includes its partners, subpartners, members, parent organizations, affiliates, subsidiaries, principal shareholders and any other constituent entities, and their respective officers, directors, contractors, agents, servants, employees, licensees and invitees) is not in violation of any laws, executive orders or regulations relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001 (the "Executive Order") and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001 (Public Law 107-56), enacted October 26, 2001, as amended (the USA Patriot Act");
(b)Tenant has not been designated as a "Specially Designated National and Blocked Person" or other banned or blocked person, entity, nation or transaction pursuant to the Executive Order, the USA Patriot Act or any other law, order, rule, or regulation, and Tenant does not appear on any of the following lists: (i) the two (2) lists maintained by the United States Department of Commerce (Denied Persons and Entities; the Denied Persons list can be found at http://www.bis.doc.gov/DPL/thedeniallist.asp; the Entity List can be accessed from http://www.bis.doc.gov/Entities/Default.htm); (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons, which can be found at http://www.ustreas.gov/ofac/t11sdn.pdf); (iii) the two (2) lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties; the State Department List of Terrorists can be found at http://www.state.gov/s/ct/rls/fs/2001/6531.htm; the List of Debarred Parties can be found at http://www.pmdtc.org/debar059.htm); and (iv) any other list of terrorists, terrorist, organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of the Office of Foreign Assets Control of the United States Department of the Treasury, or by any other government or agency thereof (any such designated or listed person, entity, nation or transaction being referred to herein as a Designated Person or Entity");
(c)Tenant is currently in compliance with and will at all times during the Lease Term (including any extension thereof) remain in compliance with the Executive Order, the USA Patriot Act and regulations of the Office of Foreign Assets Control of the United States Department of the Treasury, and any statute, executive order and other governmental action relating thereto; and
(d)Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any Designated Person or Entity.

29.34.2Indemnification. Tenant hereby agrees to indemnify, defend, protect and hold harmless the Landlord Parties harmless from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorneys' fees and costs) arising from or related to any breach of the certification contained in Section 29.34.1, above.
29.35    Intentionally Deleted.
29.36    Interest Rate. “Interest Rate” shall mean the publicly announced “prime rate” charged by Wells Fargo Bank, N.A. (San Francisco) or its successor, from time to time in effect, plus five (5) percentage points, or in the absence of such prime rate, then at the U.S. Treasury six-month market note (or bond, if so designated) rate as published by any national financial publication selected by Landlord, plus eight (8) percentage points, but in no event more than the maximum rate permitted by law.
ARTICLE 30

HAZARDOUS SUBSTANCES; MOLD CONDITIONS
30.1Prohibition Against Hazardous Substances.
30.1.1Tenant's Prohibition. Tenant shall not cause or permit any "Hazardous Substances," as that term is defined below, to be brought upon, produced, treated, stored, used, discharged or disposed of in or near the Project without Landlord's prior written consent, which Landlord may give or withhold in its sole and absolute discretion; provided, however, that Landlord's consent shall not be required for normal use in compliance with applicable laws, ordinances, regulations and requirements of customary household and office supplies, including by example but without limitation, mild cleaners, lubricants and copier toner, vehicles located in loading and parking areas, data and telecommunication equipment, batteries, fuel storage tanks, and other materials used in connection with emergency or uninterrupted power supply devices, and other supplies and materials consistent with those used by Tenant in similar or comparable facilities operated by Tenant. Any handling, transportation, storage, treatment, disposal or use of any Hazardous Substances in or about the Project by Tenant, its agents, employees, contractors or invitees shall strictly comply with all applicable laws, ordinances, regulations and requirements, including "Environmental Laws," as that term is defined below. Tenant shall be solely responsible for obtaining and complying with all permits necessary for the maintenance and operation of its business, including, without limitation, all permits governing the use, handling, storage, treatment, transport, discharge and disposal of Hazardous Substances. To the extent reasonably required, Landlord shall, at no out-of-pocket cost to Landlord, reasonably cooperate with Tenant in Tenant's efforts to obtain any such permits or similar authorizations or clearances, including, without limitation, executing applications and taking any other actions required by any state, federal or local governmental body in connection with Tenant's efforts to obtain such permit. Tenant shall indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any and all obligations, losses, claims actions (including remedial and enforcement actions of any king and administrative and judicial proceedings, suits, orders or judgments), causes of action, liabilities, penalties, damages (including consequential and punitive damages, diminution in value of the Premises or the Project, damages for the loss or restriction on use of leasable space or of any amenity of the Premises or the Project, damages arising from any adverse impact on marketing of space in the Project, "Remedial Work," as that term is defined below, required to be performed by Tenant, and sums paid in settlement of claims), costs and expenses (including reasonable attorneys' and consultants' fees and expenses) (collectively, "Claims"), which result from or arise out of the use, storage, treatment, transportation, release, or disposal of any Hazardous Substances on or about the Premises during the Lease Term and on or about the Project outside of the Premises by Tenant or any Tenant Parties.
30.1.2Landlord Inspections. Landlord shall have the right, at any time, but not more than two (2) times in any calendar year (unless Landlord has reasonable cause to believe that Tenant has failed to fully comply with the provisions of this Article 30, or unless required by any lender or governmental agency), to inspect the Premises and Project and conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Article 30; provided, however, that Landlord shall repair any damage caused by such inspections and testing and shall use commercially reasonable efforts to minimize interference with Tenant's use and enjoyment of the Premises. The costs of all such inspections, tests and investigations shall be borne solely by Landlord. The foregoing rights granted to Landlord shall not, however, create (a) a duty on Landlord's part to inspect, test, investigate, monitor or otherwise observe the Premises or Project or the activities of Tenant or any Tenant Party with respect to Hazardous Substances, including, but not limited to, Tenant's operation, use or remediation thereof, or (b) liability on the part of Landlord or any Landlord Party for Tenant's use, storage, treatment, transportation, release, or disposal of any Hazardous Substances, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

30.2Landlord Notification. Tenant shall promptly provide Landlord with complete copies of all documents, correspondence and other written materials directed to or from, or relating to, Tenant concerning environmental issues at the Premises or the Project, including, without limitation, documents relating to the release, potential release, investigation, compliance, cleanup and abatement of Hazardous Substances, and any claims, causes of action or other legal documents related to same. Within twenty-four (24) hours of any unauthorized release, spill or discharge of Hazardous Substances, in, on, or about the Premises or Project, Tenant shall provide written notice to Landlord fully describing the event. Tenant shall also provide Landlord with a copy of any document or correspondence submitted by or on behalf of Tenant to any regulatory agency as a result of or in connection with any unauthorized release, spill or discharge. Within twenty-four (24) hours of receipt by Tenant of any warning, notice of violation, permit suspension or similar disciplinary measure relating to Tenant's actual or alleged failure to comply with any environmental law, rule, regulation, ordinance or permit, Tenant shall provide written notice to Landlord.
30.3Remedial Work. In the event that any Hazardous Material (other than Mold Conditions) is discovered by Tenant within the Premises after the date of this Lease, Tenant shall promptly notify Landlord, and shall consult with Landlord concerning appropriate procedures to be followed. If any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or remediation of Hazardous Substances (other than Mold Conditions) (collectively, "Remedial Work") is required under any applicable laws, ordinances, regulations and requirements as a result of the handling, use, storage, treatment, transportation or disposal of any Hazardous Substances by Tenant, its agents, employees, contractors or invitees, then Tenant shall perform or cause to be performed the Remedial Work in compliance with applicable laws, ordinances, regulations and requirements. All Remedial Work performed by Tenant shall be performed by one or more contractors, selected by Tenant and reasonably approved in advance in writing by Landlord, and under the supervision of a consulting engineer selected by Tenant and reasonably approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineer and Landlord's reasonable attorneys' and experts' fees and costs incurred in connection with monitoring or review of such Remedial Work. Notwithstanding any provision of this Lease to the contrary, Tenant shall have no obligation to perform any Remedial Work for any Hazardous Substances (other than Mold Conditions) located in any portion of the Premises prior to the applicable Lease Commencement Date for such Phase and that was not placed thereon or therein or damaged or disturbed by Tenant or any of Tenant Party. For the avoidance of doubt, the inspection and remediation of Mold Conditions is set forth in Section 30.6 below.
30.4Intentionally Omitted.
30.5Intentionally Omitted.
30.6Mold.
30.6.1Mold Prevention. Because mold spores are present essentially everywhere and mold can grow in almost any moist location, Tenant acknowledges the necessity of adopting and enforcing good housekeeping practices, ventilation and vigilant moisture control within the Premises (particularly in kitchen areas, janitorial closets, bathrooms, in and around water fountains and other plumbing facilities and fixtures, break rooms, in and around outside walls, and in and around HVAC systems and associated drains) for the prevention of mold (such measures, Mold Prevention Practices"). Tenant will, at its sole cost and expense keep and maintain the Building in good order and condition in accordance with the Mold Prevention Practices and acknowledges that the control of moisture, and prevention of "Mold Conditions," as defined in Section 30.6.2.1, below, within the Premises, are integral to its obligations under this Lease.
30.6.2Tenant Obligations. Tenant, at its sole cost and expense, shall:
30.6.2.1Regularly monitor the Building for the presence of mold and any conditions that reasonably can be expected to give rise or be attributed to mold or fungus including, but not limited to, observed or suspected instances of water damage, condensation, seepage, leaks or any other water penetration (from any source, internal or external), mold growth, mildew, repeated complaints of respiratory ailments or eye irritation by Tenant's employees or any other occupants of the Premises, or any notice from a governmental agency of complaints regarding the indoor air quality at the Premises (the "Mold Conditions"); and
30.6.2.2Immediately notify Landlord in writing if it observes, suspects, has reason to believe mold or Mold Conditions at the Premises.
30.6.3Landlord Inspections. In the event of suspected mold or Mold Conditions at the Premises, Landlord may cause an inspection of the Premises to be conducted, during such time as Landlord may designate, to determine if Mold Conditions are present at the Premises.

30.6.4Mold Remedial Work. If Tenant observes, suspects, has reason to believe mold or Mold Conditions at the Premises, or if Landlord provides written notice to Tenant that it observes, suspects, has reason to believe mold or Mold Conditions at the Premises, then Tenant shall promptly take all actions to clean-up, contain, restore, remove and remediate such Mold Conditions (collectively, "Mold Remedial Work"). All Mold Remedial Work shall be performed in accordance with all applicable laws, ordinances, regulations and requirements. All Mold Remedial Work performed by Tenant shall be performed by one or more contractors, selected by Tenant and reasonably approved in advance in writing by Landlord. All costs and expenses of such Mold Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s) and Landlord's reasonable attorneys' and experts' fees and costs incurred in connection with monitoring or review of such Mold Remedial Work. For the avoidance of doubt, Tenant shall be obligated to perform all Mold Remedial Work regardless of when the mold or Mold Conditions at the Premises first arose, provided that Tenant may use the Tenant Improvement Allowance towards the costs of such Mold Remedial Work in accordance with Section 8.6 above
30.7Surrender. Tenant shall surrender the Building to Landlord upon the expiration or earlier termination of this Lease free of (i) Mold Conditions, debris, waste, and (ii) Hazardous Substances placed on, about or near the Building by Tenant or any Tenant Parties, and in a condition which complies with all Environmental Laws and any additional requirements of Landlord that are reasonably necessary to protect the value of the Building or the Project, including, without limitation, the obtaining of any closure permits or other governmental permits or approvals related to Tenant's use of Hazardous Substances at the Premises. Tenant's obligations and liabilities pursuant to the provisions of this Article 30 shall be in addition to any other surrender requirement in this Lease and shall survive the expiration or earlier termination of this Lease (provided that, with respect to any condition that would have reasonably been discovered by a reasonable inspection of the Premises, Landlord must notify Tenant of such condition within sixty (60) days after the date of Tenant's vacation and surrender of the Premises to Landlord).
30.8Definitions. As used in this Lease, the following terms shall be defined as follows:
30.8.1"Hazardous Substances" means (1) any substance or material that is included within the definitions of "hazardous substances," "hazardous materials," "toxic substances," "pollutant," "contaminant," "hazardous waste," or "solid waste" in any Environmental Laws (as hereinafter defined); (2) petroleum or petroleum derivatives, including crude oil or any fraction thereof, all forms of natural gas, and petroleum products or by-products or waste; (3) polychlorinated biphenyls (PCB's); (4) asbestos and asbestos containing materials (whether friable or non-friable); (5) lead and lead based paint or other lead containing materials (whether friable or non-friable); (6) urea formaldehyde; (7) microbiological pollutants; (8) batteries or liquid solvents or similar chemicals; (9) radon gas; (10) mildew, fungus, mold, bacteria and/or other organic spore material, whether or not airborne, colonizing, amplifying or otherwise; and (11) any additional substance, material or waste (A) the presence of which on or about the Premises (i) requires reporting, investigation or remediation under any Environmental Laws, (ii) causes or threatens to cause a nuisance on the Premises or any adjacent area or property or poses or threatens to pose a hazard to the health or safety of persons on the Premises or any adjacent area or property, or (iii) which, if it emanated or migrated from the Premises, could constitute a trespass, or (B) which is now or is hereafter classified or considered to be hazardous or toxic under any Environmental Laws.
30.8.2"Environmental Laws" means all statutes, terms, conditions, limitations, restrictions, standards, prohibitions, obligations, schedules, plans and timetables that are contained in or promulgated pursuant to any federal, state or local laws (including rules, regulations, ordinances, codes, judgments, orders, decrees, contracts, permits, stipulations, injunctions, the common law, court opinions, and demand or notice letters issued, entered, promulgated or approved thereunder), relating to pollution or the protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, including but not limited to the: Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), as amended by the Superfund Amendments and Reauthorization Act of 1986 (SARA), 42 U.S.C. 9601 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. 6901 et seq.; Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; Clean Air Act, 42 U.S.C. 7401 et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. "Environmental Laws" shall include any statutory or common law that has developed or develops in the future regarding mold, fungus, microbiological pollutants, mildew, bacteria and/or other organic spore material. "Environmental Laws" shall not include laws relating to industrial hygiene or worker safety, except to the extent that such laws address asbestos and asbestos containing materials (whether friable or non-friable) or lead and lead based paint or other lead containing materials.
30.9Survival. Tenant's obligations under this Article 30 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Article 30 are fully, finally, and absolutely barred by the applicable statutes of limitations.

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